PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-280219

Lilium N.V.

Up to 49,015,894 Class A Shares
Up to 24,507,947 Class A Shares Issuable Upon Exercise of Warrants
Warrants to Purchase up to 24,507,947 Class A Shares

This prospectus relates to the offer and sale from time to time by the selling securityholders identified in the “Selling Securityholders” section herein, or their permitted transferees (collectively, the “selling securityholders”), of (a) up to 49,015,894 of our class A ordinary shares (“Class A Shares”), which consists of up to (i) 24,507,947 Class A Shares and (ii) 24,507,947 Class A Shares issuable upon exercise of the warrants to purchase Class A Shares at an exercise price of $1.50 per share (the “Warrants”), and (b) the Warrants, in each case, issued to the selling securityholders pursuant to the Securities Purchase Agreements, defined and described under “Prospectus Summary — Recent Developments — PIPE.” This prospectus also relates to the issuance by us of up to 24,507,947 Class A Shares issuable upon exercise of the Warrants. This prospectus also covers any additional securities that may become issuable by means of share splits, share dividends or other similar transactions.

This prospectus provides you with a general description of such securities and the general manner in which the selling securityholders may offer or sell the securities. More specific terms of any securities that the selling securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

All of the Class A Shares and Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the respective selling securityholder for its account. We will not receive any proceeds from the sale of Class A Shares or Warrants by the selling securityholders or the issuance of Class A Shares by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of any Warrants for cash. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

We are registering the securities described above for resale pursuant to the selling securityholders’ registration rights under the Securities Purchase Agreements. Our registration of the securities covered by this prospectus does not mean that either we or the selling securityholders will issue, offer or sell, as applicable, any of the securities. The selling securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling securityholders may sell the securities offered hereby in the section entitled “Plan of Distribution.”

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

Our Class A Shares are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “LILM.” On June 13, 2024, the closing sale price as reported on Nasdaq of our Class A Shares was $0.83 per share. The Warrants offered by this prospectus are not and will not be listed on any national securities exchange.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” and “foreign private issuer,” each as defined under the U.S. federal securities laws, and, as such, are subject to reduced public company reporting requirements.

Our principal executive offices are located at Galileostraße 335, 82131 Gauting, Germany.

Investing in our securities involves a high degree of risk. Before buying any of our securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” on page 7 of this prospectus, in any applicable prospectus supplement and as described in certain of the documents we may incorporate by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated June 25, 2024

You should rely only on the information contained in this prospectus and any amendment or supplement to this prospectus, as well as any information incorporated by reference herein or therein. Neither we, nor the selling securityholders, have authorized any other person to provide you with different or additional information. Neither we, nor the selling securityholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, any applicable prospectus supplement or any documents incorporated by reference herein or therein is accurate only as of the date hereof or thereof or such other date expressly stated herein or therein, and our business, financial condition, results of operations or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the selling securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings.

We will not receive any proceeds from the sale of Class A Shares or Warrants to be offered by the selling securityholders pursuant to this prospectus, but we will receive proceeds upon exercise of the Warrants. We will pay the expenses, other than underwriting discounts and commissions, if any, associated with the sale of our Class A Shares and Warrants pursuant to this prospectus. To the extent required, we and the selling securityholders, as applicable, will deliver a prospectus supplement with this prospectus to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described below under the captions “Where You Can Find More Information” and “Documents Incorporated by Reference.” We have not, and the selling securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

ii

FREQUENTLY USED TERMS

Unless otherwise stated in this prospectus, any prospectus supplement or the documents incorporated by reference herein or therein, or the context otherwise requires, references to:

“Board” means the board of directors of Lilium N.V.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated March 30, 2021, as amended, by and among Lilium GmbH, Queen Cayman Merger LLC, a Cayman Islands limited liability company and wholly owned subsidiary of Lilium, Qell and Lilium.

“Class A Shares” means the ordinary shares A, with a nominal value of €0.01 per share, in the share capital of Lilium.

“Class B Shares” means the ordinary shares B, with a nominal value of €0.03 per share, in the share capital of Lilium.

“Class C Shares” means the ordinary shares C, with a nominal value of €0.02 per share, in the share capital of Lilium.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” means Lilium, unless the context indicates otherwise.

“COVID-19” means the novel coronavirus known as SARS-CoV-2 or COVID-19, and any evolutions, mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“DCGC” means the Dutch Corporate Governance Code 2022.

“eVTOL” means electric vertical take-off-and-landing.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“General Meeting” means a general meeting of the shareholders of the Company.

“IPO” means initial public offering.

“Lilium,” as well as terms such as “we,” “us,” “our” and similar terms, means Lilium N.V., together with its subsidiaries.

“Lilium Jet” means the fully electric eVTOL aircraft being developed by Lilium.

“Nasdaq” means The Nasdaq Global Select Market.

“PIPE” means the subscription for and purchase of 47,573,111 Class A Shares and the warrants to purchase up to 47,573,111 Class A Shares at an exercise price of $1.50 pursuant to the securities purchase agreements entered into by and between the Company and the other parties thereto, dated as of May 23, 2024.

“PIPE Shares” means, collectively, the 47,573,111 Class A Shares issued in connection with the PIPE, consisting of (x) the 24,507,947 Class A Shares registered pursuant to this prospectus and (y) the 23,065,164 Class A Shares we expect to issue in connection with the second and final PIPE closing on or around June 28, 2024.

“PIPE Warrants” means, collectively, the warrants to purchase up to 47,573,111 Class A Shares at an exercise price of $1.50 issued in connection with the PIPE, consisting of (x) the warrants to purchase up to 24,507,947 Class A Shares registered pursuant to this prospectus and (y) the warrants to purchase up to 23,065,164 Class A Shares we expect to issue in connection with the second and final PIPE closing on or around June 28, 2024.

“Qell” means Qell Acquisition Corp., a Cayman Islands exempted company.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shares” means the Class A Shares, the Class B Shares and the Class C Shares.

“Warrants” means the PIPE Warrants to purchase up to 24,507,947 Class A Shares at an exercise price of $1.50 per share issued in connection with the PIPE, and which may be offered and sold pursuant to this prospectus from time to time by the selling securityholders.

iii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus and any applicable prospectus supplement. For a more complete understanding of the Company and our securities, we encourage you to read in their entirety and consider carefully the more detailed information in this prospectus and any related prospectus supplement, including the documents referred to in “Where You Can Find More Information” and “Documents Incorporated by Reference,” before making an investment decision. Some of the statements in this prospectus constitute, and certain statements in any prospectus supplement or the documents incorporated by reference herein and therein may be, forward-looking statements that involve assumptions, risks and uncertainties as further described in “Forward-Looking Statements.”

Overview

Lilium is a next-generation aviation company. We are focused on developing an electric vertical take-off and landing (“eVTOL”) aircraft for use in a new type of high-speed air transport system for people and goods—one that would (i) offer increased connectivity for communities around the world as well as generate time savings to travelers, (ii) be easily accessible from areas designed specifically for eVTOL aircraft to take off and land (“Vertiports”) close to homes and workplaces, (iii) be affordable for a large part of the population, and (iv) be more environmentally sustainable than current regional air transportation.

The products we are developing are fully electric jet aircraft that can take off and land vertically with low noise. Our objective is for the Lilium Jet to be the basis for sustainable, high-speed regional air mobility (“RAM”) networks, which refers to networks that will connect communities and locales within a region directly with one another. We believe such networks will require less infrastructure than traditional airports or railway lines and a fully electric jet aircraft would produce minimal operating emissions. We expect our Lilium Jets will generate zero operating emissions during flight. A single trip might save hours for a traveler; in aggregate, these networks could save our societies millions of travel hours—and significant carbon emissions—each year.

Currently, our development efforts are focused on finalizing the detailed design for the Lilium Jet, the ongoing certification process for the Lilium Jet with the European Union Aviation Safety Agency and the U.S. Federal Aviation Administration, focusing on quality, compliant and on time deliveries from our suppliers, and building out our manufacturing capacity. We plan to rely on two business models. First, we intend to target general business aviation customers as a business line that we intend to deploy in tailored offerings primarily with our four-seater Lilium Jet aircraft through private or fractional ownership sales along with related aftermarket services. Second, we plan to provide a turnkey enterprise solution by selling fleets of four- and six-seater Lilium Jet models, and related aftermarket services, directly to aircraft operators and other commercial customers.

The new and developing eVTOL aircraft market has been made possible by a convergence of innovation across battery technology, lightweight materials, sensors, and computing power and propulsion technology. As of 2021, Morgan Stanley has projected that the eVTOL aircraft market could represent $255 billion (in the base case) in revenues by 2035 and $1.0 trillion (in the base case) by 2040. Morgan Stanley further projects that the eVTOL aircraft market could represent almost $4.5 trillion (in the bull case) in revenues by 2040. We estimate that by 2035 there will be 42,000 eVTOL aircraft in operation globally, based upon, among other factors, industry publications and related projections, historical growth rates of the automotive, aviation and rail transportation segments, the proportions of the foregoing segments that involve trips of less than 250 km and other market research we have performed. By 2035, we estimate the total global demand for eVTOL aircraft could be in the range of 5,000 to 10,000 aircraft annually.

The Lilium Jet architecture is based on our proprietary Ducted Electric Vectored Thrust (“DEVT”) technology, which has been developed and rigorously tested over the last several years. While the majority of our eVTOL competitors leverage open rotor engines, which are based on unducted, counter rotating propeller blades that can have a higher noise profile, DEVT consists of quiet electric turbofans mounted within a cylindrical duct. DEVT offers a number of fundamental advantages over open propeller eVTOL architectures, including higher payload potential, better efficiency, lower operating cost, superior safety, the highest market acceptance and penetration for ducted fans in commercial aviation and potential scalability to larger aircraft in the future.

As part of our business strategy, we continue to evaluate capital raising and strategic opportunities from and with a number of sources, including private investors, strategic partners, business counterparties and government sources, including through active ongoing negotiations and discussions with third parties of contracts for the delivery of Lilium Jets providing for pre-delivery payments. Such opportunities could also include joint ventures and strategic partnerships. We may enter into non-binding letters of intent as we assess the commercial appeal of potential transactions. Any potential transactions could be material to our business, financial condition and operating results and may involve the issuance of additional Class A Shares and other securities.

Recent Developments

PIPE

On May 23, 2024, the Company entered into securities purchase agreements with the investors party thereto (the “Securities Purchase Agreements”), including BIT Capital, Earlybird Venture Capital and Aceville (as defined herein), as well as Lilium directors Barry Engle and Niklas Zennström, regarding the sale and purchase of an aggregate of 47,573,111 Class A Shares at $1.05 per share (the “PIPE Shares”) and accompanying warrants to purchase up to 47,573,111 Class A Shares at an exercise price of $1.50 per share (the “PIPE Warrants” and, collectively with the PIPE Shares and the Class A Shares issuable upon exercise of the PIPE Warrants, the “PIPE Securities”), which PIPE Warrants will become exercisable beginning on the date on which we have instructed the warrant agent that our General Meeting has resolved to grant the shareholder approval necessary to authorize the issuance of a number of Class A Shares sufficient for the full exercise of all PIPE Warrants issued in the PIPE in the aggregate (“Shareholder Approval”). On May 31, 2024, we published a convocation notice and other materials regarding a General Meeting of our shareholders scheduled to occur June 26, 2024 to seek, among other things, Shareholder Approval.

The initial closing of the PIPE occurred on May 31, 2024 and we expect the second and final closing to occur on or around June 28, 2024, subject to satisfaction of customary closing conditions. The PIPE Warrants were issued pursuant to a warrant agreement by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent, dated as of May 31, 2024 (the “Warrant Agreement).

The Securities Purchase Agreements contain customary registration rights in respect of the PIPE Securities, which provide that, among other things, within 10 business days of the initial closing of the PIPE and within 20 business days following any subsequent closing (with respect to each closing, the “Filing Deadline”), we are required to file a registration statement to register for resale the PIPE Securities. We have also agreed to use our commercially reasonable efforts to have such registration statement declared effective under the Securities Act as soon as practicable after the filing thereof, but no later than the earlier of (i) the 30th calendar day (or the 60th calendar day if the SEC notifies us that it will review the registration statement) following the applicable Filing Deadline and (ii) the 5th business day after the date we are notified by the SEC that the registration statement will not be reviewed or will not be subject to further review.

Underwritten Public Offering

On May 23, 2024, Lilium entered into an underwriting agreement with B. Riley Securities, Inc., as underwriter (the “Underwriting Agreement”) for the purchase and sale of 38,095,238 Class A Shares at a public offering price of $1.05 per share and accompanying warrants to purchase 38,095,238 Class A Shares at an exercise price of $1.50 per share (the “CMPO Warrants” and, collectively with the Class A Shares sold in the Public Offering and the Class A Shares issuable upon exercise of the CMPO Warrants, the “CMPO Securities”) for aggregate gross proceeds of approximately $40 million (the “Public Offering”). Pursuant to the Underwriting Agreement, Lilium sold the securities in the Public Offering to the underwriter at a 6.0% discount to the public offering price. The sale of the CMPO Securities in the Public Offering was made pursuant to a “shelf” registration statement on Form F-3 (File No. 333-267719) previously filed with the SEC on October 3, 2022, and declared effective on October 12, 2022, and the prospectus, as supplemented, contained therein. The closing of the Public Offering occurred on May 29, 2024.

Pre-Funded Warrant

Pursuant to the purchase agreement dated May 23, 2024, between the Company and Aceville Pte. Limited, an affiliate of Tencent Holdings Limited (“Aceville”), the Company will issue to Aceville (i) a pro rata warrant to purchase 24,233,035 Class A Shares at an exercise price of $1.05 per share (the “Aceville Pre-Funded Warrant”) for an aggregate prepay price of approximately $24 million, of which exercise price Aceville has agreed to partially prepay at $1.00 per Class A Share against the total exercise price of the Aceville Pre-Funded Warrant (the “Aceville Pre-Funding”), and (ii) an accompanying warrant to purchase 24,233,035 Class A Shares issued pursuant to the PIPE Warrant Agreement (the “Aceville PIPE Warrant” and, together with the Aceville Pre-Funded Warrant, the “Aceville Warrants”). The number of PIPE Securities and Aceville Warrants issued to Aceville will be reduced or increased at its closing such that, after giving effect to the Public Offering and the PIPE, the amount of Class A Shares then owned by Aceville and its affiliates equals 19.8% for voting purposes and an amount pro rata of the outstanding Class A Shares on a fully diluted basis, subject to certain adjustments and limitations. Unless otherwise indicated, the information in this prospectus does not reflect any such adjustment. We expect the Aceville Pre-Funding and the closing of Aceville’s subscription in the PIPE to occur concurrently on or around June 28, 2024, subject to satisfaction of customary closing conditions and the receipt of Shareholder Approval. Neither the Aceville Warrants nor the Class A Shares issuable upon the exercise thereof are being registered pursuant to this prospectus.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012. As an emerging growth company, we intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies. The exemptions include, but are not limited to:

•	an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting;

•	reduced disclosure obligations regarding executive compensation; and

•	not being required to hold a nonbinding advisory vote on executive compensation or to seek shareholder approval of any golden parachute payments not previously approved.

We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of equity securities held by our non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

We are also considered a “foreign private issuer” subject to reporting requirements under the Exchange Act, as a non-U.S. company with foreign private issuer status. As a “foreign private issuer,” we will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. This means that, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•	the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and requirements that the proxy statements conform to Schedule 14A of the proxy rules promulgated under the Exchange Act;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act requiring insiders (i.e., officers, directors and holders of more than 10% of our issued and outstanding equity securities) to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

•	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events; and

•	the SEC rules on disclosure of compensation on an individual basis unless individual disclosure is required in our home country (the Netherlands) and is not otherwise publicly disclosed by us.

Additionally, as a “foreign private issuer,” as defined by the SEC, we are permitted to follow home country corporate governance practices, instead of certain corporate governance standards required by Nasdaq for U.S. companies. Accordingly, we follow Dutch corporate governance rules in lieu of certain of Nasdaq’s corporate governance requirements.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer.

We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

We may choose to take advantage of some but not all of these reduced reporting requirements of which we have taken advantage of in this prospectus. Accordingly, the information contained herein may be different from the information you receive from our competitors that are U.S. domestic filers or other U.S. domestic public companies in which you have made an investment.

Risk Factors

Investing in our securities entails a high degree of risk as discussed in the “Risk Factors” section beginning on page 7 of this prospectus and in the documents incorporated by reference in this prospectus. You should carefully consider such risks before deciding to invest in our securities.

Corporate Information

We were incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the name Qell DutchCo B.V. on March 11, 2021, solely for the purpose of effectuating the business combination pursuant to the business combination agreement, dated March 30, 2021, as amended (the “Business Combination”), by and among Lilium GmbH, Queen Cayman Merger LLC, Qell Acquisition Corp. and Lilium. Prior to the Business Combination, Qell DutchCo B.V. did not conduct any material activities other than those incidental to its formation and certain matters related to the Business Combination, such as the making of certain required securities law filings. Our name was changed from Qell DutchCo B.V. to Lilium B.V. on April 8, 2021. In connection with the closing of the Business Combination on September 10, 2021, we converted into a Dutch public limited liability company (naamloze vennootschap) as Lilium N.V.

We are registered in the Commercial Register of the Netherlands Chamber of Commerce (Kamer van Koophandel) under number 82165874. Our official seat (statutaire zetel) is in Amsterdam, the Netherlands and the mailing and business address of our principal executive office is Galileostraße 335, 82131 Gauting, Germany. On February 1, 2024, the address, but not the physical location, of our principal executive office changed from Claude-Dornier Straße 1, Bldg. 335, 82234, Wessling, Germany to Galileostraße 335, 82131 Gauting, Germany. Our telephone number is +49 160 9704 6857.

We maintain a website at www.lilium.com, where we regularly post copies of our press releases as well as additional information about us. From time to time, we may also use our website for disclosure of material information about our business and operations. We have included our website as an inactive textual reference only. Our filings with the SEC are available free of charge through the website as soon as reasonably practicable after being electronically filed with or furnished to the SEC. Information contained in our website is not a part of, nor incorporated by reference into, this prospectus or our other filings with the SEC and should not be relied upon.

The Lilium name, logos and other trademarks and service marks of Lilium appearing in this prospectus, any prospectus supplement or the documents incorporated by reference herein or therein are the property of Lilium. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus, any prospectus supplement or the documents incorporated by reference herein or therein are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus, any prospectus supplement and/or the documents incorporated by reference herein or therein may contain additional trademarks, service marks and trade names of others which are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

THE OFFERING

Issuer	Lilium N.V.

Issuance of Class A Shares

Class A Shares offered by us	Up to 24,507,947 Class A Shares issuable upon exercise of the Warrants.

Class A Shares outstanding prior to exercise of Warrants

570,342,062 Class A Shares.

The foregoing amount and, unless the context otherwise requires, references throughout this prospectus to the number of Class A Shares outstanding is based on 570,342,062 Class A Shares outstanding as of June 7, 2024 (or 593,455,127 Class A Shares, assuming conversion of all issued and outstanding Class B Shares as of June 7, 2024) and excludes:

•      the 23,065,164 Class A Shares we expect to issue in connection with the second and final closing of the PIPE on or around June 28, 2024;

•      the 85,668,349 Class A Shares issuable upon exercise of the CMPO Warrants and the PIPE Warrants (which consists of (x) 38,095,238 Class A Shares issuable upon exercise of the CMPO Warrants, (y) 24,507,947 Class A Shares issuable upon exercise of the Warrants and (z) 23,065,164 Class A Shares issuable upon exercise of the PIPE Warrants that we expect to issue in connection with the second and final PIPE closing on or around June 28, 2024);

•      the 48,466,070 Class A Shares issuable upon exercise of the Aceville Warrants, consisting of (x) 24,233,035 Class A Shares issuable upon the exercise of the Aceville Pre-Funded Warrant and (y) 24,233,035 Class A Shares issuable upon exercise of the Accompanying Warrant (in each case which we expect to issue on or around June 28, 2024);

•      the 27,438,669 Class A Shares issuable upon exercise of outstanding stock options or settlement of outstanding restricted stock units;

•      the 160,202,919 Class A Shares issuable upon exercise of partially pre-funded warrants issued in the Company’s private placement in May 2023;

•      the 8,036,528 Class A Shares issuable upon exercise of warrants issued in the Company’s private placement in July 2023;

•      the 45,762,461 Class A Shares issuable upon exercise of warrants issued in the Company’s concurrent private placement and registered direct offering in November 2022;

•      the 12,649,936 Class A Shares underlying the Company’s outstanding publicly listed warrants (trading on Nasdaq under the symbol “LILMW”) (the “Public Warrants”);

•      the 7,060,000 Class A Shares underlying the Company’s warrants issued in a 2021 private placement; and

•      the 1,800,000 Class A Shares underlying a warrant issued by the Company in 2021 in connection with a private placement.

Class A Shares outstanding assuming exercise of all offered Warrants

594,850,009 Class A Shares (or 617,963,074 Class A Shares, assuming conversion of all issued and outstanding Class B Shares as of June 7, 2024).

The number of Class A Shares outstanding presented immediately above includes (i) the 570,342,062 Class A Shares outstanding as of June 7, 2024 and (ii) the aggregate 24,507,947 Class A Shares issuable upon exercise of the Warrants. It does not give effect to (i) the exercise or conversion of any of the Company’s other outstanding securities exercisable for or convertible into Class A Shares, or (ii) the expected issuance of any securities in the second and final PIPE closing on or around June 28, 2024.

Exercisability	Each PIPE Warrant will become exercisable beginning on the date on which the Company has instructed the warrant agent that the Company’s General Meeting has resolved to grant the shareholder approval necessary to authorize the issuance of a number of Class A Shares sufficient for the full exercise of all PIPE Warrants issued in this offering in the aggregate (which instruction the Company will give promptly following, and in no event later than the next business day after, Shareholder Approval) (the “Exercisability Date”). The Company has a General Meeting scheduled for June 26, 2024 at which it expects to obtain Shareholder Approval. See “Risk Factors — The Warrants being offered may not have value.”

Exercise Price of the Warrants	The exercise price of each Class A Share underlying the Warrants is $1.50, subject to adjustment (see “Description of Securities — Warrants”).

Use of Proceeds	We will receive up to an aggregate of approximately $36.7 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants. We intend to use such proceeds, if any, to continue to fund the development and operations of the Company and for general corporate purposes, which may include payment of the Company’s suppliers and working capital uses. See “Use of Proceeds.”

Resale of Class A Shares and the Warrants

Class A Shares that may be offered and sold from time to time by the selling securityholders	Up to 49,015,894 Class A Shares, consisting of (i) 24,507,947 Class A Shares issued in the PIPE and (ii) 24,507,947 Class A Shares issuable upon exercise of the Warrants.

Warrants offered by the applicable selling securityholders	Warrants to purchase up to 24,507,947 Class A Shares.

Use of Proceeds	All of the Class A Shares and Warrants, including the Class A Shares issuable upon exercise of the Warrants, offered by the selling securityholders pursuant to this prospectus will be sold by the respective selling securityholder for its account. We will not receive any of the proceeds from such sales.

RISK FACTORS

An investment in our securities carries a significant degree of risk. Before you decide to purchase our securities, you should carefully consider all risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference herein or therein. See “Documents Incorporated by Reference.” These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects. You should carefully consider these risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Forward-Looking Statements.” We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The risk factors should be read in conjunction with our financial statements and notes to the financial statements incorporated by reference herein. If any of these risks actually occur, our business, financial condition, results of operations or prospects could be materially affected. As a result, the trading prices of our securities could decline and you could lose part or all of your investment.

The Warrants being offered may not have value.

The Warrants being offered hereby will not be exercisable until the Exercisability Date, which is the date on which the Company has instructed the warrant agent that Shareholder Approval has been obtained. The Company has a General Meeting scheduled for June 26, 2024 and expects to obtain Shareholder Approval at such meeting. The Warrants will not be exercisable unless and until Shareholder Approval has been obtained.

The Warrants that may be offered from time to time by the selling securityholders have an exercise price of $1.50 per each Class A Share, subject to certain adjustments, and expire six years from the date of issuance, after which date any unexercised Warrants will expire and have no further value. In the event that the market price of our Class A Shares does not exceed the exercise price of the Warrants during the period when they are exercisable, the Warrants may not have any value. If the Warrants expire with no value, we will not receive any proceeds from the exercise of the Warrants to fund our operations.

Holders of Warrants will not have the rights of shareholders until they exercise the Warrants.

Until holders of the Warrants acquire Class A Shares upon exercise of such Warrants, the holders will have no rights with respect to the Class A Shares underlying the Warrants, such as voting rights. Upon exercise of the Warrants, the holders will be entitled to exercise the rights of a shareholder only as to matters for which the record date occurs after the exercise.

There is no public market for the Warrants.

There is no established public trading market for the Warrants, and we do not expect a market to develop. Additionally, we do not intend to apply to list the Warrants on any securities exchange or nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Warrants will be limited. Although we have other outstanding warrants, some of which are listed on Nasdaq, the Warrants will not be part of the same class as our other outstanding warrants and will not be fungible with our other outstanding warrants.

Certain provisions of the Warrants could discourage an acquisition of us by a third party.

Certain provisions of the Warrants could make it more difficult or expensive for a third party to acquire us. The Warrants require that, in the case of certain transactions constituting Fundamental Transactions among other things, the surviving entity must assume our obligations under the Warrants. Additionally, in certain circumstances, the holder will have the right to receive the Black Scholes Value (as defined in the Warrants) of the Warrants calculated pursuant to a formula set forth in the Warrants, payable either in cash or, in some cases, in the same type or form of consideration that is being offered and being paid to the holders of our Class A Shares as described in the Warrants. These and other provisions of the Warrants could prevent or deter a third party from acquiring us even where the acquisition could be beneficial to our investors. See “Description of Securities — Warrants — Fundamental Transactions.”

We may be or may become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If we or any of our subsidiaries is a passive foreign investment company (a “PFIC”) for any taxable year, or portion thereof, that is included in the holding period of a beneficial owner of our ordinary shares that is a U.S. Holder, such U.S. Holder (as defined in the section of this prospectus captioned “Taxation — Material U.S. Federal Income Tax Considerations for U.S. Holders”) may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. While we believe we were not a PFIC for the taxable year ended December 31, 2023, it is uncertain whether we or any of our subsidiaries will be treated as a PFIC for U.S. federal income tax purposes for the current or any subsequent tax year. If we determine that we are a PFIC for any taxable year, upon written request, we will endeavor to provide to a U.S. Holder such information with respect to the Company as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election (as defined in the section titled “Taxation — Material U.S. Federal Income Tax Considerations for U.S. Holders”), but there is no assurance that we will timely provide such required information. Further, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided.

See the section titled “Taxation — Material U.S. Federal Income Tax Considerations for U.S. Holders — Passive Foreign Investment Company Rules” of this prospectus for a more detailed discussion with respect to our PFIC status and the tax consequences of PFIC classification to U.S. Holders, who are urged to consult their tax advisors regarding the possible application of PFIC rules to them.

FORWARD-LOOKING STATEMENTS

This prospectus contains, and any prospectus supplement or documents incorporated by reference herein may contain, forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements provide our current expectations or forecasts of future events and include, but are not limited to, statements regarding Lilium’s proposed business and business model, the markets and industry in which Lilium operates or intends to operate, and the anticipated timing of the commercialization and launch of Lilium’s business.

Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “might,” “objective,” “ongoing,” “opportunity,” “plan,” “potential,” “predict,” “project,” “result,” “should,” “strategy,” “target,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus, any prospectus supplement or documents incorporated by reference herein include, but are not limited to, statements regarding our business plan, operations, cash flows, financial position and dividend policy.

Lilium operates and will continue to operate in a rapidly changing emerging industry. New risks emerge daily. Given these risks and uncertainties, you should not rely on or place undue reliance on these forward-looking statements, including any statements regarding when or whether any strategic collaboration between Lilium and the respective collaborator will be effected, the number, price or timing of any Lilium Jets to be sold (or if any such Lilium Jets will be sold at all), the price to be paid therefor and the timing of launch or manner in which any proposed eVTOL network or anticipated commercial activities will operate, Lilium’s business and product development strategies or certification program, or Lilium’s funding requirements.

Forward-looking statements are subject to known and unknown risks and uncertainties and may be based on potentially inaccurate assumptions, any of which could cause actual events or results to differ materially from those contained in or implied by our forward-looking statements. Many factors could cause actual future events and operating results to differ materially from the forward-looking statements contained herein, including, but not limited to, the following risks:

•	Lilium’s future funding requirements and any inability to raise necessary capital on favorable terms (if at all);

•	the potential dilutive effect, or the impact on the market price of our securities as a result, of future or perceived future capital raises or other transactions;

•	the eVTOL market may not continue to develop, or eVTOL aircraft may not be adopted by the transportation market;

•	the Lilium Jet may not be certified by transportation and aviation authorities, including EASA or the FAA;

•	the Lilium Jet may not deliver the expected reduction in operating costs or time savings that Lilium anticipates;

•	adverse developments regarding the perceived safety and positive perception of the Lilium Jets, the convenience of expected future Vertiports and Lilium’s ability to effectively market and sell RAM services and aircraft;

•	challenges in developing, certifying, manufacturing and launching Lilium’s services in a new industry (urban and regional air transportation services);

•	a delay in or failure to launch commercial services as anticipated;

•	the RAM market for eVTOL passenger and goods transport services does not exist, whether and how it develops is based on assumptions, and the RAM market may not achieve the growth potential Lilium’s management expects or may grow more slowly than expected;

•	if Lilium is unable to adequately control the costs associated with pre-launch operations and/or its costs when operations are commenced (if ever);

•	difficulties in managing growth and commercializing operations;

•	failure to commercialize Lilium’s strategic plans;

•	any delay in completing testing and certification, and any design changes that may be required to be implemented in order to receive type certification for the Lilium Jet;

•	any delays in the development, certification, manufacture and commercialization of the Lilium Jets and related technology, such as battery technology or electric motors;

•	any failure of the Lilium Jets to perform as expected or an inability to market and sell the Lilium Jets;

•	any failure of suppliers to achieve serial production of the proprietary and/or novel software, battery technology and other technology systems still in development;

•	reliance on third-party suppliers for the provision and development of key emerging technologies, components and materials used in the Lilium Jet, such as the lithium-ion batteries that will power the jets, a significant number of which may be single or limited source suppliers, and the related risk that any of these prospective suppliers or strategic partners may choose not to do business with us at all, or may insist on terms that are commercially disadvantageous, and as a result we may have significant difficulty procuring and producing our jets;

•	if any of Lilium’s suppliers become financially distressed or go bankrupt, Lilium may be required to provide substantial financial support or take other measures to ensure supplies of components or materials, which could increase costs, adversely affect liquidity and/or cause production disruptions;

•	any inability to operate network services after commercial launch at the anticipated flight rate, on the anticipated routes or with the anticipated Vertiports could adversely impact Lilium’s business, financial condition and results of operations;

•	potential customers may not generally accept the RAM industry or Lilium’s passenger or goods transport services;

•	any adverse publicity stemming from any incident involving Lilium or its competitors, or an incident involving any air travel service or unmanned flight based on autonomous technology;

•	if competitors obtain certification and commercialize their eVTOL vehicles before Lilium;

•	business disruptions and other risks arising from COVID-19 and geopolitical events, including the war in Ukraine, and including related inflationary pressures, may impact Lilium’s ability to successfully contract with its supply chain and have adverse impacts on its anticipated costs and commercialization timeline; and/or

•	Lilium’s inability to deliver Lilium Jets with the specifications and on the timelines anticipated in any non-binding memorandums of understanding or binding contractual agreements with customers or suppliers we have entered into or may enter into in the future.

The foregoing list of factors is not exhaustive. You should also consider carefully the statements set forth in the section entitled “Risk Factors” in this prospectus as well as those discussed under the caption “Risk Factors” in any prospectus supplement or the documents incorporated by reference herein. You should not rely on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date such forward-looking statement is made or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file periodically with the SEC after the date of this prospectus.

Additionally, statements that “Lilium believes” or “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date they are made, and while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable as of the time made, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither Lilium, the selling securityholders nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section and similarly titled sections in the documents incorporated by reference herein in connection with the forward-looking statements contained in this prospectus, any prospectus supplement or the documents incorporated by reference herein or therein and any subsequent written or oral forward-looking statements that may be issued by Lilium or persons acting on our behalf.

USE OF PROCEEDS

All of the Class A Shares and Warrants offered by the selling securityholders pursuant to this prospectus and any applicable prospectus supplement will be sold by the respective selling securityholder for its account. We will not receive any of the proceeds from such sales. We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

We will receive up to an aggregate of approximately $36.7 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants. We expect to use the net proceeds from the exercise of the Warrants to continue to fund the development and operations of the Company and for general corporate purposes, which may include payment of the Company’s suppliers and working capital uses. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Class A Shares, and we do not anticipate paying any dividends on our Class A Shares for the foreseeable future. We currently intend to retain any earnings for future operations.

Under Dutch law, we may only pay dividends to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law or by our articles of association and (if it concerns a distribution of profits) after adoption of the annual accounts by our General Meeting from which it appears that such distribution is allowed. Our Board shall make a proposal to the General Meeting which amount of the profit shall be allocated to the Company’s profit reserves and which amount of the profit shall be available for distribution. Our Board is permitted, subject to certain requirements, to declare interim dividends without the approval of the General Meeting.

Subject to such restrictions, any future determination or recommendation to pay (interim) dividends will depend on a number of factors, including our results of operations, earnings, cash flow, financial condition, future prospects, contractual restrictions, capital investment requirements, restrictions imposed by applicable law and other factors considered relevant by the Board.

Our Board may decide that all or part of our remaining profits shall be added to our reserves. After such reservation, any remaining profit will be at the disposal of the General Meeting at the proposal of our Board, subject to the applicable restrictions of Dutch law.

Dividends and other distributions shall be made payable not later than the date determined by the corporate body that declares the (interim) dividend. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

DESCRIPTION OF SECURITIES

Class A Shares

The selling securityholders may from time to time offer and sell up to 49,015,894 our Class A Shares pursuant to this prospectus. See the documents incorporated by reference herein, including Exhibit 2.1 attached to our Annual Report on Form 20-F filed with the SEC on March 15, 2024, for more information regarding our Class A Shares.

Issued Share Capital

Our issued and outstanding share capital as of June 7, 2024 consists of:

570,342,062 Class A Shares; and

23,113,065 Class B Shares.

Warrants

The following description of the Warrants issued in connection with the PIPE is qualified in its entirety by reference to the full text of the Warrant Agreement, which is attached to the registration statement of which this prospectus forms a part as Exhibit 10.2.

Exercise and Duration

Subject to certain adjustments described in the Warrant Agreement, the Warrants issued in connection with the PIPE are exercisable into Class A Shares at an exercise price equal to $1.50 per Class A Share. Each Warrant will become exercisable beginning on the date on which the Company has instructed the warrant agent that the Company’s General Meeting has provided Shareholder Approval authorizing the issuance of a number of Class A Shares sufficient for the full exercise of all PIPE Warrants issued in connection with the PIPE in the aggregate (which instruction the Company shall give promptly following, and in no event later than the next business day after, Shareholder Approval).

Fundamental Transactions

If, at any time while the Warrants are outstanding, (1) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (2) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (3) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Class A Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Class A Shares, (4) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Class A Shares or any compulsory share exchange pursuant to which the Class A Shares are effectively converted into or exchanged for other securities, cash or property (other than as a result of a stock split, combination or reclassification of the Class A Shares), or (5) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group (as defined in Exchange Act Rule 13d-5) of Persons whereby such other Person or group (as defined in Exchange Act Rule 13d-5) acquires more than 50% of the outstanding Class A Shares (not including any Class A Shares held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of Warrants, the holder shall have the right to receive, for each Class A Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the holder, the number of shares of capital stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (as determined in accordance with the terms of the Warrant Agreement and the Warrants) receivable as a result of such Fundamental Transaction by a holder of the number of Class A Shares for which the holder’s Warrants are exercisable immediately prior to such Fundamental Transaction (without regard to any limitations on the exercise of the Warrants).

For purposes of the foregoing paragraph, “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

In the event of a Fundamental Transaction in which at least 10% of the consideration received by the holders of Class A Shares does not consist of common stock in the successor entity (which entity may be the Company following such Fundamental Transaction) listed on a trading market, or is to be so listed for trading immediately following such event, the Company or any successor entity shall, at the Warrant holder’s option, exercisable at any time concurrently with, or within 30 days after, the consummation of the Fundamental Transaction (or, if later, the date of the public announcement of the applicable Fundamental Transaction), purchase the Warrants from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the Warrant Agreement) of the remaining unexercised portion of the Warrants on the date of the consummation of such Fundamental Transaction (subject to certain conditions).

Anti-dilution Adjustments

In the event the Company engages in certain dilutive or concentrative transactions, such as share dividends, share splits and consolidations or reclassifications, the exercise price and number of Class A Shares underlying the then-outstanding Warrants will be proportionately increased or decreased.

In the event Lilium engages in certain transactions that result in Lilium issuing equity at an effective price per share that is less than $1.00, then simultaneously with the consummation of each such transaction the per share exercise price of the Warrants will be proportionately reduced by the same proportion by which the effective price per share triggering the adjustment is less than $1.00 (e.g., if the triggering effective price per share is $0.80, then the then existing exercise price of the Warrants will be reduced by 20%), subject to exceptions specified in the Warrant Agreement.

Optional Redemption

If any time after the two-year anniversary of the date of issuance, but before the expiration date of the Warrants, the last reported sale price per share of the Class A Shares, as reported by Nasdaq, equals or exceeds $12.50 per share for at least 60 trading days (whether or not consecutive) during a 90 consecutive trading day period, then the Company, on at least 20 trading days’ prior written notice to holders of the Warrants, may redeem the Warrants by paying the holders $0.01 per Class A Share issuable pursuant to exercise thereof, subject to prior exercise by the holder. The Warrant will remain exercisable by the holder (in whole or in part, in its entirety or in such increments, at any time and from time to time, as in each case the holder may in its sole discretion elect) for the duration of the 20 trading days’ prior written notice period.

Subsequent Rights Offerings

In the event the Company issues equity or rights to purchase equity to holders of Class A Shares on a pro rata basis, each Warrant holder will be entitled to acquire a pro rata number of Class A Shares as if such holder had exercised its Warrant into Class A Shares.

No Right as a Shareholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of Class A Shares, the holders of the Warrants do not have the rights or privileges of holders of our Class A Shares, including any voting rights, until they validly exercise their Warrants.

Listing of Securities

Our Class A Shares are listed on Nasdaq under the symbols “LILM.” There can be no assurance that our Class A Shares will remain listed on Nasdaq. If we fail to comply with the Nasdaq listing requirements, our Class A Shares could be delisted from Nasdaq. A delisting of our Class A Shares will likely affect the liquidity of our Class A Shares and could inhibit or restrict our ability to raise additional financing.

There is no trading market available for the Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Warrants on Nasdaq or any securities exchange or nationally recognized trading system.

SELLING SECURITYHOLDERS

This prospectus and any supplement hereto relate to the possible offer and sale from time to time of up to 49,015,894 Class A Shares (including the Class A Shares issuable upon exercise of the Warrants) and the Warrants to purchase up to 24,507,947 Class A Shares by the selling securityholders. The selling securityholders acquired the securities offered hereby in the PIPE. See “Prospectus Summary — Recent Developments — PIPE.”

The selling securityholders may from time to time offer and sell any or all of the Class A Shares (including the Class A Shares issuable upon exercise of the Warrants) and the Warrants set forth below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the entities listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the selling securityholders’ interest in our securities after the date of this prospectus.

The following table is prepared based on information provided to us by the selling securityholders. It sets forth the names and addresses of the selling securityholders, the aggregate number of Class A Shares (including the Class A Shares issuable upon exercise of the Warrants) and Warrants that the selling securityholders may offer pursuant to this prospectus and the beneficial ownership of the selling securityholders both before and after the offering. We have based percentage ownership on 593,455,127 Class A Shares, which amount assumes the conversion of all 23,113,065 Class B Shares, in each case, outstanding as of June 7, 2024.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A securityholder is also deemed to be, as of any date, the beneficial owner of all securities that such securityholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options, warrants or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days of June 7, 2024, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such Class A Shares (including the Class A Shares issuable upon exercise of the Warrants) or the Warrants. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, and without our prior consent, the Class A Shares (or the Class A Shares issuable upon exercise of the Warrants) or the Warrants (as applicable) in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Relevant information for each additional selling securityholder, if any, will be set forth in a prospectus supplement to the extent required prior to the time of any offer or sale of a selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each selling securityholder and the number of Class A Shares or Warrants registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

The holdings of the selling securityholders are stated as of June 7, 2024. Unless otherwise indicated, the address of each selling securityholder is c/o Lilium N.V., Galileostraße 335, 82131 Gauting, Germany.

Name of Selling	Class A Shares Beneficially Owned Prior to the	Warrants Beneficially Owned Prior to the	Number of Class A Shares Being	Number of Warrants Being	Number of Class A Shares Being Offered Upon Exercise of	Class A Shares Beneficially Owned After the Class A Shares are Sold and After the Class A Shares Issuable upon Exercise of the Warrants are Sold		Warrants Beneficially Owned After the Warrants are Sold†
Securityholder	Offering+	Offering†#	Offered	Offered#	Warrants	Shares	Percent	Shares	Percent
BIT Global Internet Leaders SICAV-FIS(1)	31,230,922	10,327,000	10,327,000	10,327,000	10,327,000	10,576,922	1.8%	—	—
Andres Jaratz (2)	95,238	47,619	47,619	47,619	47,619	—	—	—	—
A3 Investments, LLC(3)	190,476	95,238	95,238	95,238	95,238	—	—	—	—
Barry Engle(4)	6,150,599	95,238	95,238	95,238	95,238	5,960,123	1.0%	—	—
Benjamin Karim Eisert(5)	604,521	95,238	95,238	95,238	95,238	414,045	*	—	—
Frank Thelen Capital GmbH(6)	2,866,297	952,380	952,380	952,380	952,380	961,537	*	—	—
Daniel Simon Aegerter(7)	13,764,179	1,904,761	1,904,761	1,904,761	1,904,761	9,954,657	1.7%	—	—
Federico Kogan(8)	856,182	309,523	309,523	309,523	309,523	237,136	*	—	—
Honeywell International Inc.(9)	11,677,653	4,761,904	4,761,904	4,761,904	4,761,904	2,153,845	*	—	—
TLP One LLC(10)	1,391,753	347,619	347,619	347,619	347,619	696,515	*	—	—
Ignacio Ponce Ocampo(11)	285,714	142,857	142,857	142,857	142,857	—	—	—	—
Martin S. Anidjar(12)	238,094	119,047	119,047	119,047	119,047	—	—	—	—
Niklas Zennström(13)	670,501	238,095	238,095	238,095	238,095	194,311	*	—	—
Samnaun LLC(14)	1,117,122	309,523	309,523	309,523	309,523	498,076	*	—	—
von und zu Liechtenstein Maximilian Prinz(15)	9,523,810	4,761,905	4,761,905	4,761,905	4,761,905	—	—	—	—

*	Represents beneficial ownership of less than one percent.

+	Amounts in this column include the Class A Shares purchased in the PIPE and the Class A Shares issuable upon exercise of the Warrants (despite the Warrants not being exercisable until the Exercisability Date).

†	Reflects beneficial ownership of the Warrants acquired in the PIPE and does not reflect any other outstanding warrants issued by the Company that may be beneficially owned by the selling securityholder.

#	The number of Warrants listed represents the number of Class A Shares issuable upon exercise of the Warrants.

(1)	Consists of (i) 18,788,538 Class A Shares held of record, (ii) 2,115,384 Class A Shares issuable upon exercise of warrants exercisable within 60 days of June 7, 2024, and (iii) 10,327,000 Class A Shares issuable upon exercise of a Warrant. The business address for BIT Global Internet Leaders SICAV-FIS is 4, rue Thomas Edison, L-1445 Strassen, Grand Duchy of Luxembourg.

(2)	Consists of (i) 47,619 Class A Shares held of record and (ii) 47,619 Class A Shares issuable upon exercise of a Warrant. The business address for Mr. Jaratz is 610 Paraguay St., Buenos Aires, Argentina, 1057.

(3)	Consists of (i) 95,238 Class A Shares held of record and (ii) 95,238 Class A Shares issuable upon exercise of a Warrant. The business address for A3 Investments, LLC is 12 Calle Cerámica Parcela 39, San Juan, PR 00919.

(4)	Consists of (i) 2,332,117 Class A Shares, (ii) 3,723,244 Class A Shares issuable upon (x) settlement of restricted stock units that vest or (y) exercise of warrants exercisable, in each case, within 60 days of June 7, 2024, and (iii) 95,238 Class A Shares issuable upon exercise of a Warrant. Mr. Engle is a member of the Board, the chair of the Company’s Audit Committee and a member of the Company’s Compensation Committee. In addition, Mr. Engle was a director and the CEO of the Company from its formation on March 11, 2021 until his resignation on September 13, 2021 in connection with the Business Combination. During that period, Mr. Engle also had voting or dispositive control over 100% of the equity securities of the Company by virtue of his relationship with Qell Partners LLC, which owned of record 100% of such securities prior to the Business Combination. Mr. Engle was also a director and the CEO of Qell Acquisition Corp., a predecessor of the Company, until September 13, 2021.

(5)	Consists of (i) 441,976 Class A Shares, (ii) 67,307 Class A Shares issuable upon exercise of warrants exercisable within 60 days of June 7, 2024, and (iii) 95,238 Class A Shares issuable upon exercise of a Warrant. The business address for Mr. Eisert is Seerosenstrasse 3 8008 Zürich, Switzerland.

(6)	Consists of (i) 1,721,610 Class A Shares, (ii) 192,307 Class A Shares issuable upon exercise of warrants exercisable within 60 days of June 7, 2024, and (iii) 952,380 Class A Shares issuable upon exercise of a Warrant. The business address for Frank Thelen Capital GmbH is Joseph-Schumpeter-Allee 25, 53227 Bonn, Germany. Frank Thelen, the managing director and Chief Executive Officer of Frank Thelen Capital GmbH was a member of the board of directors of Lilium GmbH prior to the Business Combination.

(7)	Consists of (i) 10,513,264 Class A Shares, (ii) 1,346,154 Class A Shares issuable upon exercise of warrants exercisable within 60 days of June 7, 2024, and (iii) 1,904,761 Class A Shares issuable upon exercise of a Warrant acquired in the PIPE. The business address for Mr. Aegerter is Bellerivestrasse 245, 8008 Zurich, Switzerland.

(8)	Consists of (i) 339,383 Class A Shares, (ii) 207,276 Class A Shares issuable upon exercise of warrants exercisable within 60 days of June 7, 2024, and (iii) 309,523 Class A Shares issuable upon exercise of a Warrant acquired in the PIPE. The business address for Mr. Kogan is 7 World Trade Center, 46th Floor, New York, NY 10007.

(9)	Consists of (i) 6,531,134 Class A Shares held of record, (ii) 384,615 Class A Shares issuable upon exercise of warrants exercisable within 60 days of June 7, 2024, and (iii) 4,761,904 Class A Shares issuable upon exercise of a Warrant acquired in the PIPE. The Company and Honeywell International Inc. (“Honeywell”) have an arm’s-length commercial relationship whereby the Company has agreed to purchase certain avionics and other systems from Honeywell. The Company and Honeywell have entered into a letter agreement regarding their intended collaboration regarding autonomous technology and possible related applications for the Lilium Jet. The business address for Honeywell is 855 S Mint Street, Charlotte, North Carolina, United States, 28205.

(10)	Consists of (i) 967,211 Class A Shares (ii) 76,923 Class A Shares issuable upon exercise of warrants exercisable within 60 days of June 7, 2024, and (iii) 347,619 Class A Shares issuable upon exercise of a Warrant acquired in the PIPE. The business address of TLP One LLC is 129 Banks Place, Southport, CT 06890.

(11)	Consists of (i) 142,857 Class A Shares held of record and (ii) 142,857 Class A Shares issuable upon exercise of a Warrant acquired in the PIPE. The business address of Mr. Ocampo is 99 Haviland Road, Harrison NY 10528.

(12)	Consists of (i) 119,047 Class A Shares held of record and (ii) 119,047 Class A Shares issuable upon exercise of a Warrant acquired in the PIPE. The business address of Mr. Anidjar is 5 Fairway Dr. Mamaroneck, NY 10543.

(13)	Consists of (i) 393,945 Class A Shares, (ii) 38,461 Class A Shares issuable upon exercise of a warrant exercisable within 60 days of June 7, 2024, and (iii) 238,095 Class A Shares issuable upon exercise of a Warrant acquired in the PIPE. Mr. Zennström serves as a member of the Board and the Company’s Nominating and Corporate Governance Committee. Mr. Zennström is also a director of Atomico Advisors IV, Ltd. (“Atomico”) and entities affiliated with Atomico own approximately 7% of the Company’s Class A Shares (giving effect to the conversion of all outstanding Class B Shares into Class A Shares) as of June 7, 2024. As a director of Atomico, Mr. Zennström may be deemed to have shared voting and dispositive power over the Class A Shares held by entities affiliated with Atomico. The business address of Mr. Zennström is 29 Rathbone Street London, W1T 1NJ, United Kingdom.

(14)	Consists of (i) 759,523 Class A Shares, (ii) 48,076 Class A Shares issuable upon exercise of a warrant exercisable within 60 days of June 7, 2024, and (iii) 309,523 Class A Shares issuable upon exercise of a Warrant acquired in the PIPE. The business address of Samnaun LLC is 50 Riverside Blvd, Suite 16C, New York, NY 10069.

(15)	Consists of (i) 4,761,905 Class A Shares held of record and (ii) 4,761,905 Class A Shares issuable upon exercise of a Warrant acquired in the PIPE. von und zu Liechtenstein Maximilian Prinz (“H.S.H. Prince Max”) is the son of H.S.H. Reigning Prince Hans-Adam II von und zu Liechtenstein who, as stated in a Schedule 13G/A filed with the SEC on February 2, 2023, has shared voting and dispositive power with respect to 75,983,068 Class A Shares, which represents approximately 13% of the Company’s Class A Shares (giving effect to the conversion of all outstanding Class B Shares into Class A Shares) as of June 7, 2024. The business address of H.S.H. Prince Max is Im Garsill 22, 9494 Schaan, Liechtenstein.

TAXATION

References in this “Taxation” section to “Warrants” refer only to the Warrants sold in the PIPE and not to any of the Company’s other outstanding warrants.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following is a description of the material U.S. federal income tax consequences to the U.S. Holders (as defined below) described below of acquiring, owning and disposing of our Class A Shares and Warrants, which we refer to collectively as our securities. It is not a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire our securities. This discussion applies only to a U.S. Holder that acquires our securities and that holds our securities as a capital asset (generally, property held for investment). In addition, this discussion does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including state and local tax consequences, estate tax consequences, alternative minimum tax consequences, the potential application of the Medicare contribution tax and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	banks, insurance companies and certain other financial institutions;

•	pension plans;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•	persons holding Class A Shares or Warrants as part of a hedging transaction, “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale” or other integrated transaction for U.S. federal income tax purposes;

•	persons whose “functional currency” is not the U.S. dollar;

•	brokers, dealers or traders in securities, commodities or currencies;

•	tax-exempt entities (including private foundations) or government organizations;

•	S corporations, partnerships, or other entities or arrangements classified as partnerships or S corporations for U.S. federal income tax purposes;

•	regulated investment companies or real estate investment trusts;

•	trusts and estates;

•	persons who acquired our Class A Shares pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Class A Shares or Warrants being taken into account in an applicable financial statement;

•	persons holding our Class A Shares or Warrants in connection with a trade or business, permanent establishment or fixed base outside the United States; and

•	persons who own (directly or through attribution) 10% or more (by vote or value) of our outstanding Class A Shares.

If an entity that is classified as a partnership for U.S. federal income tax purposes acquires our securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships acquiring our securities and partners in such partnerships are encouraged to consult their tax advisors as to the particular U.S. federal income tax consequences of acquiring, holding and disposing of our securities.

The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as of the date hereof, changes to any of which may affect the tax consequences described herein — possibly with retroactive effect.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of securities that is, for U.S. federal income tax purposes:

(a)	an individual who is a citizen or individual resident of the United States;

(b)	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

(c)	an estate the income of which is subject to U.S. federal income tax without regard to its source; or

(d)	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

PERSONS CONSIDERING AN INVESTMENT IN OUR SECURITIES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE AND LOCAL TAX LAWS.

Distributions

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the gross amount of distributions paid on our Class A Shares, other than certain pro rata distributions of Class A Shares or rights to acquire Class A Shares, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles as of the end of the taxable year in which each distribution is made). Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A Shares. Any remaining excess will be treated as gain realized on the sale of Class A Shares and will be treated as described below under “— Sale or Other Taxable Dispositions.” The amount of any such distribution will include any amounts of foreign taxes withheld by us (or another applicable withholding agent). The gross amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations. Subject to applicable limitations, dividends received by certain non-corporate U.S. Holders that satisfy a minimum holding period and certain other requirements may be taxable at preferential rates applicable to “qualified dividend income” if we qualify for the benefits of the income tax treaty between the United States and Germany (the “U.S.-Germany Treaty”) or our Class A Shares remain listed and readily tradable on an established securities market in the United States and we are not a PFIC (as defined below) with respect to the U.S. Holder in the taxable year of distribution or the preceding taxable year.

Dividends will generally be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend. Dividends paid in a currency other than U.S. dollars will be included in income by a U.S. Holder in a U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, whether or not the currency received is in fact converted into U.S. dollars at that time. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect of the dividend income. A U.S. Holder’s tax basis in non-U.S. currency that is not converted into U.S. dollars on the date of receipt will equal the U.S. dollar amount included in income. A U.S. Holder would generally have foreign currency gain or loss if the non-U.S. currency received is converted into U.S. dollars after the date of receipt for a different U.S. dollar amount. Such gain or loss would generally be treated as U.S.-source ordinary income or loss. The amount of any distribution of property other than cash (and other than certain pro rata distributions of Class A Shares or rights to acquire Class A Shares) will be the fair market value of such property on the date of distribution.

Subject to generally applicable limitations, a U.S. Holder may claim a credit for German tax withheld at the appropriate rate against the U.S. Holder’s U.S. federal income tax liability. However, a U.S. Holder will not be allowed a foreign tax credit for withholding tax it could have reasonably avoided by claiming benefits under the U.S.-Germany Treaty through appropriate procedures. Each U.S. Holder should consult its own tax advisor about its eligibility for a reduced rate of German withholding tax. For foreign tax credit limitation purposes, dividends received with respect to the Class A Shares will generally constitute “passive category income.” In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. The rules governing eligibility for foreign tax credits or deductions are complex and the Regulations have imposed additional requirements that must be met for a foreign tax to be creditable (including requirements that a “covered withholding tax” be imposed on non-residents in lieu of a generally applicable tax that satisfies the definition of an “income tax,” as provided in the Regulations, which may be unclear or difficult to determine). Accordingly, U.S. Holders are urged to consult their tax advisor regarding the availability of foreign tax credits or deductions for foreign taxes withheld with respect to dividends or other distributions on Class A Shares in their particular circumstances.

Sale or Other Taxable Dispositions

Subject to the discussion below under “— Passive Foreign Investment Company Rules,” gain or loss realized on the sale or other taxable disposition of Class A Shares or Warrants will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder held the Class A Shares or Warrants sold or disposed for more than one year at the time of sale or other taxable disposition. The amount of gain or loss realized will be equal to the difference, if any, between the amount realized on the sale or other taxable disposition of the Class A Shares or Warrants and the U.S. Holder’s adjusted tax basis in the Class A Shares or Warrants sold or disposed, in each case as determined in U.S. dollars. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to tax at preferential reduced rates. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s adjusted tax basis in its Class A Shares or Warrants generally will be equal to the U.S. Holder’s acquisition cost for the Class A Shares or Warrants, which will be the U.S. dollar value of any non-U.S. dollar purchase price paid for the Class A Shares or Warrants determined on the date of purchase, less, in the case of Class A Shares, the U.S. dollar value of any prior distributions treated as a return of capital. A U.S. Holder that receives a currency other than U.S. dollars on the sale or other taxable disposition of Class A Shares or Warrants will realize an amount equal to the U.S. dollar value of the currency received at the spot rate on the date of sale or other taxable disposition. However, if the securities disposed of are treated as traded on an “established securities market” at the time of sale or other taxable disposition, a cash basis U.S. Holder or an accrual basis U.S. Holder that has made a special election, which must be applied consistently from year to year and cannot be changed without the consent of the IRS, will determine the U.S. dollar value of the amount realized by translating the amount of non-U.S. currency received at the spot rate on the settlement date. An accrual basis taxpayer that is not eligible to or does not elect to determine the amount realized using the spot rate on the settlement date will recognize foreign currency gain or loss to the extent of any difference between the U.S. dollar amount realized on the date of sale or disposition and the U.S. dollar value of the currency received at the spot rate on the settlement date. A U.S. Holder will have a tax basis in the currency received equal to its U.S. dollar value at the spot rate on the settlement date. Any currency gain or loss realized on the settlement date or on a subsequent conversion of the non-U.S. currency for a different U.S. dollar amount generally will be U.S. source ordinary income or loss.

Exercise or Lapse of a Warrant

A U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in our Class A Shares received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Shares received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case, the holding period will not include the period during which the U.S. Holder held the Warrants. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of Class A Shares for which the Warrant may be exercised or to the exercise price of the Warrant in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. A U.S. Holder would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increased such U.S. Holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of our ordinary shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of Class A Shares that is taxable to the U.S. Holders of such shares as described under “— Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if a U.S. Holder received a cash distribution from us equal to the fair market value of such increased interest.

Passive Foreign Investment Company Rules

If we are classified as a PFIC in any taxable year, a U.S. Holder will be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of U.S. federal income tax that a U.S. Holder could derive from investing in a non-U.S. company that does not distribute all of its earnings on a current basis.

A non-U.S. corporation is classified as a PFIC for any taxable year in which, after applying certain look-through rules and taking into account a pro rata portion of the income and assets of 25% or more owned subsidiaries, either:

•	at least 75% of its gross income is passive income (the “Income Test”); or

•	at least 50% of the average quarterly value of its gross assets is attributable to assets that produce, or are held to produce, passive income or that do not produce income (the “Asset Test”).

It is uncertain whether we or any of our subsidiaries will be treated as a PFIC for U.S. federal income tax purposes for the current or any subsequent tax year. Whether the Company is a PFIC is a factual determination made annually based on principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Under the Income Test, our status as a PFIC depends on the composition of our income, which will depend on the transactions we enter into in the future and our corporate structure. The composition of our income and assets is also affected by the spending of the cash we raise in any offering. Under the Asset Test, the Company’s status as a PFIC will generally depend on the amount of the Company’s goodwill that is characterized as an active asset. The rules for characterizing a corporation’s goodwill as active or passive assets are uncertain. However, one reasonable approach for determining the character of goodwill for purposes of the Asset Test requires identifying goodwill with specific income producing activities and characterizing goodwill as active or passive based on the income derived from each activity. Because PFIC status is based on our income, assets and activities for the entire taxable year, it is not possible to determine whether we will be classified as a PFIC for the current taxable year or any subsequent year until after the close of the relevant taxable year.

If we are classified as a PFIC for any taxable year in which a U.S. Holder owns our securities, such U.S. Holder would, in that and all subsequent taxable years, be subject to additional taxes on any (i) distributions exceeding 125% of the average amount received during the three preceding taxable years (or, if shorter, the U.S. Holder’s holding period) (such distributions, “excess distributions”) and (ii) gain recognized from the sale or other taxable disposition (including, under certain circumstances, a pledge) of such U.S. Holder’s securities (regardless of whether the Company continued to be a PFIC under either of the tests above) unless (a) such U.S. Holder makes a timely QEF Election (as defined below) or (b) our securities constitute “marketable” securities and such U.S. Holder makes a timely mark-to-market election as discussed below. To compute the tax on excess distributions or any gain, (i) the excess distribution or gain is allocated ratably over the U.S. Holder’s holding period in the securities, (ii) the amount allocated to the current taxable year and any year before we became a PFIC is taxed as ordinary income in the current year and (iii) the amount allocated to each other taxable year is taxed at the highest tax rate in effect for such year for individuals or corporations, as appropriate, and an interest charge is imposed to recover the deemed benefit from the deferred payment of the resulting tax attributable to each such year. The tax liability for amounts allocated to years prior to the year of the excess distribution or disposition cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the securities cannot be treated as capital, even if a U.S. Holder holds the securities as capital assets. In addition, dividends on the Class A Shares would not be eligible for the preferential tax rate applicable to qualified dividend income received by individuals and certain other non-corporate persons.

If we are classified as a PFIC, a U.S. Holder will generally be subject to similar rules with respect to distributions we receive from, and our dispositions of the stock of, any of our direct or indirect subsidiaries that also are PFICs (such PFIC subsidiaries, “lower-tier PFICs”), as if such distributions were indirectly received by, and/or dispositions were indirectly carried out by, such U.S. Holder. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to our subsidiaries.

If we are classified as a PFIC in any taxable year in which a U.S. Holder owns our securities, we will continue to be treated as a PFIC with respect to such U.S. Holder in all succeeding years during which the U.S. Holder owns our securities, regardless of whether we continue to meet either of the tests described above for any succeeding year, unless (i) we cease to be a PFIC and the U.S. Holder has made a “deemed sale” election with respect to our securities or (ii) the U.S. Holder makes a valid QEF Election with respect to all taxable years in such U.S. Holder’s holding period during which we are a PFIC. If the “deemed sale” election is made, a U.S. Holder will be deemed to have sold its securities at their fair market value and any gain from such deemed sale would be subject to the rules described above. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the U.S. Holder’s securities with respect to which such election was made will not be treated as shares in a PFIC, and the U.S. Holder will not be subject to the rules described above with respect to any “excess distribution” the U.S. Holder receives from us or any gain from an actual sale or other taxable disposition of the securities. U.S. Holders should consult their tax advisors as to the possibility and consequences of making a deemed sale election if we have been classified as a PFIC in any taxable year in which a U.S. Holder owns securities and subsequently cease to be a PFIC.

Certain elections exist that may alleviate some of the adverse consequences of PFIC status and would result in alternative U.S. federal income tax consequences for U.S. Holders owning and disposing of our Class A Shares. A U.S. Holder may avoid the general tax treatment for PFICs described above by electing to treat us as a “qualified electing fund” under Section 1295 of the Code (a “QEF,” and such election, a “QEF Election”) for each of the taxable years during the U.S. Holder’s holding period that we are a PFIC. If a QEF Election is not in effect for the first taxable year in the U.S. Holder’s holding period in which we are a PFIC, a QEF Election generally can only be made if the U.S. Holder elects to make an applicable deemed sale or deemed dividend election on the first day of its taxable year in which we became a QEF pursuant to the QEF Election. The deemed gain or deemed dividend recognized with respect to such an election would be subject to the general tax treatment of excess distributions and disposal gains discussed above. In order to comply with the requirements of a QEF Election, a U.S. Holder must receive a PFIC Annual Information Statement from us. If we determine that we are a PFIC for any taxable year, upon written request, we will endeavor to provide to a U.S. Holder such information with respect to the Company as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there is no assurance that we will timely provide such required information. Further, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of all of the information required to be provided. A QEF Election may not be available for the Warrants regardless of whether we provide such information.

If a U.S. Holder makes a QEF Election with respect to its Class A Shares, it will be taxed currently on its pro rata share of our ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that we are a PFIC, even if no distributions are received. Any distributions we make out of our earnings and profits that were previously included in such a U.S. Holder’s income as a result of making the QEF Election would not be taxable to such U.S. Holder. Such U.S. Holder’s tax basis in its Class A Shares would be increased by an amount equal to any income included under the QEF Election and decreased by any amount distributed on the Class A Shares that is not included in its income. In addition, a U.S. Holder will recognize capital gain or loss on the disposition of its Class A Shares in an amount equal to the difference between the amount realized and its adjusted tax basis in the Class A Shares, each as determined in U.S. dollars. Once made, a QEF Election remains in effect unless invalidated or terminated by the IRS or revoked by the shareholder. A QEF Election can be revoked only with the consent of the IRS. A U.S. Holder that has made a QEF Election will not be currently taxed on our ordinary income and net capital gain for any taxable year for which we are not classified as a PFIC. A separate QEF Election is required for any equity interests in any lower-tier PFICs that we own. There can be no assurance that we will have timely knowledge of the PFIC status of any equity interests in any non-U.S. corporation that we may own or that we will be able to provide all of the information required to make a valid QEF Election for any lower-tier PFIC that we may own. Each U.S. Holder should consult its tax advisor regarding the availability of, and procedure for making, any deemed gain, deemed dividend or QEF Election.

Alternatively, U.S. Holders can avoid the interest charge on excess distributions or gain relating to such U.S. Holder’s Class A Shares and certain other of the adverse impacts of the PFIC rules described above by making a mark-to-market election with respect to such Class A Shares, provided that the Class A Shares constitute “marketable stock.” “Marketable stock” is, generally, stock that is “regularly traded” on certain U.S. stock exchanges or on a foreign stock exchange that meets certain conditions. For these purposes, stock is considered regularly traded during any calendar year during which shares are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. Our Class A Shares are listed on Nasdaq, which is a qualified exchange for these purposes. Consequently, if our Class A Shares remain listed on Nasdaq and are regularly traded, and you are a U.S. Holder of Class A Shares, we expect the mark-to-market election would be available to you if we are a classified as a PFIC. No assurance can be given that the Class A Shares will be traded in sufficient frequency and quantity to be considered “marketable stock.” Each U.S. Holder should consult its tax advisor as to whether a mark-to-market election is available or advisable with respect to the securities.

A U.S. Holder that makes a mark-to-market election with respect to its Class A Shares must include in ordinary income for each year an amount equal to the excess, if any, of the fair market value of the Class A Shares at the close of the taxable year over the U.S. Holder’s adjusted tax basis of such Class A Shares. An electing holder may also claim an ordinary loss deduction for the excess, if any, of the U.S. Holder’s adjusted basis in its Class A Shares over their fair market value at the close of the taxable year, but this deduction is allowable only to the extent of any unreversed mark-to-market gains included in income in prior taxable years. Gains from an actual sale or other disposition of the Class A Shares will be treated as ordinary income, and any losses incurred on a sale or other disposition of the Class A Shares will be treated as an ordinary loss to the extent of any unreversed mark-to-market gains previously included in income. Once made, a mark-to-market election cannot be revoked without the consent of the IRS, unless our Class A Shares cease to be marketable.

However, a mark-to-market election generally cannot be made for equity interests in any lower-tier PFICs that we own, unless shares of such lower-tier PFIC are themselves “marketable.” As a result, even if a U.S. Holder validly makes a mark-to-market election with respect to our Class A Shares, the U.S. Holder may continue to be subject to the PFIC rules (described above) with respect to its indirect interest in any of our investments that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. U.S. Holders should consult their tax advisors to determine whether any of these elections would be available and, if so, what the consequences of the alternative treatments would be in their particular circumstances.

Unless otherwise provided by the IRS, each U.S. shareholder of a PFIC is required to file an annual report containing such information as the IRS may require. A U.S. Holder’s failure to file the annual report will cause the statute of limitations for such U.S. Holder’s U.S. federal income tax return to remain open with regard to the items required to be included in such report until three years after the U.S. Holder files the annual report, and, unless such failure is due to reasonable cause and not willful neglect, the statute of limitations for the U.S. Holder’s entire U.S. federal income tax return will remain open during such period.

Furthermore, recently proposed Treasury Regulations related to PFICs (which will not be effective until finalized) may affect the taxation and reporting obligations of partners of certain U.S. partnerships that invest in PFICs. U.S. Holders should consult their tax advisors regarding the requirements of filing such information returns under these rules.

WE STRONGLY URGE YOU TO CONSULT YOUR TAX ADVISOR REGARDING THE IMPACT OF OUR PFIC STATUS ON YOUR INVESTMENT IN THE SECURITIES AS WELL AS THE APPLICATION OF THE PFIC RULES TO YOUR INVESTMENT IN THE SECURITIES.

Information Reporting and Backup Withholding

Payments of dividends (including constructive dividends) on Class A Shares and sales proceeds from the sale or other disposition of our securities that are made by a U.S. paying agent or other U.S. intermediary or to an account in the United States will be reported to the IRS and to the U.S. Holder unless the holder is a corporation or otherwise establishes a basis for exemption. Backup withholding may apply to payments subject to information reporting if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be refunded (or credited against such U.S. Holder’s U.S. federal income tax liability, if any), provided the required information is furnished to the IRS. Prospective investors should consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for establishing an exemption.

Certain U.S. Holders may be required to report information relating to their ownership of securities to the IRS, subject to certain exceptions (including an exception for securities held in accounts maintained by certain U.S. financial institutions), by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their federal income tax return. U.S. Holders who fail to timely furnish the required information may be subject to a penalty. Additionally, if a U.S. Holder does not file the required information, the statute of limitations with respect to tax returns of the U.S. Holder to which the information relates may not close until three years after such information is filed. U.S. Holders should consult their tax advisors regarding their information reporting obligations with respect to their ownership and disposition of securities.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR INVESTOR. ALL PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING THE SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Material Dutch Tax Considerations

The following summary outlines certain material Dutch tax consequences in connection with the acquisition, ownership and disposal of Class A Shares and/or the acquisition, ownership, disposal and exercise of Warrants. All references in this summary to the Netherlands and Dutch law are to the European part of the Kingdom of the Netherlands and its law, respectively, only. The summary does not purport to present any comprehensive or complete picture of all Dutch tax aspects that could be of relevance to the acquisition, ownership and disposal of Class A Shares and/or the acquisition, ownership, disposal and exercise of Warrants by a (prospective) holder of Class A Shares and/or Warrants who may be subject to special tax treatment under applicable law. The summary is based on the tax laws and practice of the Netherlands as in effect on the date of this prospectus, which are subject to changes that could prospectively or retrospectively affect the Dutch tax consequences.

For purposes of Dutch income and corporate income tax, shares, warrants or certain other assets, which may include depositary receipts in respect of shares, legally owned by a third party such as a trustee, foundation or similar entity or arrangement (a “Third Party”), may under certain circumstances have to be allocated to the (deemed) settlor, grantor or similar originator (the “Settlor”) or, upon the death of the Settlor, such Settlor’s beneficiaries (the “Beneficiaries”) in proportion to their entitlement to the estate of the Settlor of such trust or similar arrangement (the “Separated Private Assets”).

This summary does not address the Dutch tax consequences for a holder of Class A Shares and/or Warrants that is considered to be affiliated (gelieerd) to the Company within the meaning of the Dutch Withholding Tax Act 2021 (Wet bronbelasting 2021). Generally, a holder of Class A Shares and/or Warrants is considered to be affiliated to the Company for these purposes if (i) it has a qualifying interest in the Company, (ii) the Company has a qualifying interest in such party or (iii) a third party has a qualifying interest in both the Company and such party. A party is equated with any collaborating group of parties of which it forms part. A qualifying interest is an interest that allows the holder to have a decisive influence over the other party’s decisions in such a way that it is able to determine the activities of the other party. A party is in any case considered to have a qualifying interest in another party if it (directly or indirectly) owns more than 50% of the voting rights in such other party.

This summary does not address the Dutch tax consequences of a holder of Class A Shares and/or Warrants who is an individual and who has a substantial interest (aanmerkelijk belang) in the Company. Generally, a holder of Class A Shares and/or Warrants will have a substantial interest in the Company if such holder of Class A Shares and/or Warrants, whether alone or together with such holder’s spouse or partner and/or certain other close relatives, holds directly or indirectly, or as Settlor or Beneficiary of Separated Private Assets (i) (x) the ownership of, (y) certain other rights, such as usufruct, over or (z) rights to acquire (whether or not already issued, including by way of the Warrants) shares (including Class A Shares) representing 5% or more of the total issued and outstanding capital (or the issued and outstanding capital of any class of shares) of the Company or (ii) (x) the ownership of or (y) certain other rights, such as usufruct, over profit participating certificates (winstbewijzen) that relate to 5% or more of the annual profit of the Company or to 5% or more of the liquidation proceeds of the Company.

Additionally, a holder of Class A Shares and/or Warrants has a substantial interest in the Company if such holder, whether alone or together with such holder’s spouse or partner and/or certain other close relatives, has the ownership of, or other rights over, shares, or depositary receipts in respect of shares, in, or profit certificates issued by, the Company that represent less than 5% of the relevant aggregate that either (a) qualified as part of a substantial interest as set forth above and where shares, or depositary receipts in respect of shares, profit certificates and/or rights there over have been, or are deemed to have been, partially disposed of or (b) have been acquired as part of a transaction that qualified for non-recognition of gain treatment.

This summary does not describe Dutch tax considerations in relation to the Dutch Minimum Taxation Act (Wet minimumbelasting 2024).

Furthermore, this summary does not address the Dutch tax consequences of a holder of Class A Shares and/or Warrants who:

(a)	is an individual and receives income or realizes capital gains in respect of Class A Shares and/or Warrants in connection with such holder’s employment activities or in such holder’s capacity as a (former) board member or (former) supervisory board member; or

(b)	is a resident of any non-European part of the Kingdom of the Netherlands.

PROSPECTIVE HOLDERS OF CLASS A SHARES AND/OR WARRANTS SHOULD CONSULT THEIR OWN PROFESSIONAL ADVISER WITH RESPECT TO THE DUTCH TAX CONSEQUENCES OF ANY ACQUISITION, OWNERSHIP OR DISPOSAL OF CLASS A SHARES AND/OR THE ACQUISITION, REDEMPTION, DISPOSAL OR EXERCISE OF WARRANTS IN THEIR INDIVIDUAL CIRCUMSTANCES.

Dividend Withholding Tax

General

Pursuant to Dutch domestic law, and subject to tax treaty relief, the Company is generally required to withhold dividend withholding tax imposed by the Netherlands at a rate of 15% on dividends distributed by the Company in respect of Class A Shares and/or Warrants. For so long as the German and Dutch competent authorities consider the Company to be solely resident in Germany for purposes of the DE — NL tax treaty (See “Item 3. Key Information — D. Risk Factors — Risks Related to Ownership of Our Class A Shares and Public Warrants — The Company intends to operate so as to be treated as exclusively resident in Germany for tax purposes, but the relevant tax authorities may treat it as also being tax resident elsewhere” in our Annual Report on Form 20-F for the year ended December 31, 2023, filed with the SEC on March 15, 2024), however, dividends distributed by the Company to a holder of Class A Shares and/or Warrants will not be subject to Dutch dividend withholding tax, unless such holder of Class A Shares and/or Warrants is resident or deemed to be resident in the Netherlands or such holder of Class A Shares and/or Warrants has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands and to which enterprise or part of an enterprise, as the case may be, Class A Shares and/or Warrants are attributable.

The expression “dividends distributed by the Company” as used herein includes, but is not limited to:

(a)	distributions in cash or in kind, deemed and constructive distributions and repayments of paid-in capital (gestort kapitaal) not recognized for Dutch dividend withholding tax purposes;

(b)	liquidation proceeds, proceeds of redemption of Class A Shares or, as a rule, consideration for the repurchase of Class A Shares by the Company in excess of the average paid-in capital recognized for Dutch dividend withholding tax purposes;

(c)	the par value of Class A Shares issued to a holder of Class A Shares or an increase of the par value of Class A Shares, to the extent that it does not appear that a contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made;

(d)	partial repayment of paid-in capital, recognized for Dutch dividend withholding tax purposes, if and to the extent that there are net profits (zuivere winst), unless (i) the shareholders at the General Meeting have resolved in advance to make such repayment and (ii) the par value of the Class A Shares concerned has been reduced by an equal amount by way of an amendment of our articles of association;

(e)	potentially, payments upon the exercise of Warrants if the exercise price paid in cash plus the purchase price initially paid for the relevant Warrants is lower than the par value of Class A Shares issuable upon exercise of such Warrants, unless and to the extent the par value of Class A Shares issuable upon exercise of such Warrants is charged against the Company’s share premium reserve recognized for Dutch dividend withholding tax purposes; and

(f)	potentially, proceeds of the redemption or repurchase of Warrants.

Holders of Class A Shares and/or Warrants Resident in the Netherlands or with a Permanent Establishment (vaste inrichting) or a Permanent Representative (vaste vertegenwoordiger) in the Netherlands

Dividends distributed by the Company to a holder of Class A Shares and/or Warrants that is resident or deemed to be resident in the Netherlands or that has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands and to which enterprise or part of an enterprise, as the case may be, Class A Shares and/or Warrants are attributable, will in principle be subject to Dutch dividend withholding tax at a rate of 15%.

A holder of Class A Shares and/or Warrants that is an individual that is resident or deemed to be resident in the Netherlands for Dutch tax purposes is generally entitled, subject to the anti-dividend stripping rules described below, to a full credit against its income tax liability, or a full refund, of the Dutch dividend withholding tax.

A holder of Class A Shares and/or Warrants that is a legal entity that is resident or deemed to be resident in the Netherlands for Dutch tax purposes is generally entitled, subject to the anti-dividend stripping rules described below, to a full credit against its corporate income tax liability of the Dutch dividend withholding tax. If and to the extent such legal entity cannot credit the full amount of Dutch dividend withholding tax in a given year, the Dutch dividend withholding tax may be carried forward and credited against its corporate income tax liability in subsequent years (without any time limitation).

The two previous paragraphs generally apply to holders of Class A Shares and/or Warrants that are neither resident nor deemed to be resident in the Netherlands for Dutch tax purposes if the Class A Shares and/or Warrants are attributable to a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands of such non-resident holder of Class A Shares and/or Warrants.

A holder of Class A Shares and/or Warrants that is a legal entity that is resident or deemed to be resident in the Netherlands for Dutch tax purposes that is exempt from Dutch corporate income tax but that is not a qualifying exempt investment institution (vrijgestelde beleggingsinstelling) is generally entitled, subject to the anti-dividend stripping rules described below, to an exemption at source (subject to the completion of certain necessary procedural formalities) or a full refund of Dutch dividend withholding tax on dividends received.

According to the anti-dividend stripping rules, no exemption, reduction, credit or refund of Dutch dividend withholding tax will be granted if the recipient of the dividend paid by the Company is not considered the beneficial owner (uiteindelijk gerechtigde) of the dividend as defined in these rules. A recipient of a dividend is not considered the beneficial owner of the dividend if, as a consequence of a combination of transactions and tested at group level, (i) a person (other than the holder of the dividend coupon), directly or indirectly, partly or wholly benefits from the dividend, (ii) such person directly or indirectly retains or acquires a comparable interest in Class A Shares and/or Warrants and (iii) such person is entitled to a less favorable exemption, refund or credit of dividend withholding tax than the recipient of the dividend distribution. The term “combination of transactions” includes transactions that have been entered into in the anonymity of a regulated stock market, the sole acquisition of one or more dividend coupons and the establishment of short-term rights or enjoyment on Class A Shares and/or Warrants (e.g., usufruct). The burden of proof to demonstrate that the recipient of a dividend qualifies as the beneficial owner of such dividend lies with the recipient, unless the amount of the withheld dividend withholding tax in respect of such recipient in the relevant calendar year is €1,000 or less.

Holders of Class A Shares and/or Warrants Resident Outside the Netherlands

Dividends distributed by the Company to a holder of Class A Shares and/or Warrants not resident or deemed to be resident in the Netherlands for (corporate) income tax purposes and that does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands and to which enterprise or part of an enterprise, as the case may be, Class A Shares and/or Warrants are attributable will not be subject to any Dutch dividend withholding tax.

The Company will, however, in principle be required to withhold Dutch dividend withholding tax on dividends distributed by the Company to holders of Class A Shares and/or Warrants that are resident or deemed to be resident in the Netherlands (or to holders of Class A Shares and/or Warrants that have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands and to which enterprise or part of an enterprise, as the case may be, Class A Shares and/or Warrants are attributable). As a result, upon the distribution of a dividend on Class A Shares and/or Warrants, the Company will be required to identify the residency of holders of Class A Shares and/or Warrants (as the case may be), which may not always be possible in practice. In such a scenario, a holder of Class A Shares and/or Warrants not resident or deemed to be resident in the Netherlands for (corporate) income tax purposes and that does not have an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands and to which enterprise or part of an enterprise, as the case may be, Class A Shares and/or Warrants are attributable can submit a digital application for a refund of Dutch dividend withholding tax via http://belastingdienst.nl/refunddividendtax.

Taxes on Income and Capital Gains

Holders of Class A Shares and/or Warrants Resident in the Netherlands: Individuals

A holder of Class A Shares and/or Warrants who is an individual resident or deemed to be resident in the Netherlands for Dutch tax purposes will be subject to regular Dutch income tax on the income derived from Class A Shares and/or Warrants and the gains realized upon the acquisition, redemption and/or disposal of Class A Shares and/or the acquisition, redemption, disposal or exercise of Warrants by the holder thereof, if:

(a)	such holder of Class A Shares and/or Warrants has an enterprise or an interest in an enterprise, to which enterprise Class A Shares and/or Warrants are attributable; and/or

(b)	such income or capital gain forms “a benefit from miscellaneous activities” (“resultaat uit overige werkzaamheden”) that, for instance, would be the case if the activities with respect to Class A Shares and/or Warrants exceed “normal active asset management” (“normaal, actief vermogensbeheer”) or if income and gains are derived from the holding, whether directly or indirectly, of (a combination of) shares, debt claims or other rights (together, a “lucrative interest” (“lucratief belang”)) that the holder thereof has acquired under such circumstances that such income and gains are intended to be remuneration for work or services performed by such holder (or a related person), whether within or outside an employment relation, where such lucrative interest provides the holder thereof, economically speaking, with certain benefits that have a relation to the relevant work or services.

If either of the abovementioned conditions (a) or (b) applies, income derived from Class A Shares and/or Warrants and the gains realized upon the acquisition, redemption and/or disposal of Class A Shares and/or the acquisition, redemption, disposal or exercise of Warrants will in general be subject to Dutch income tax at the progressive rates up to 49.5%.

If the abovementioned conditions (a) and (b) do not apply, a holder of Class A Shares and/or Warrants who is an individual, resident or deemed to be resident in the Netherlands for Dutch tax purposes will not be subject to taxes on income and capital gains in the Netherlands. Instead, such individual is generally taxed at a flat rate of 36% on deemed income from “savings and investments” (“sparen en beleggen”), which deemed income is determined on the basis of the amount included in the individual’s “yield basis” (“rendementsgrondslag”) at the beginning of the calendar year (minus a tax-free threshold; the yield basis minus such threshold being the tax basis (“grondslag sparen en beleggen”)). For the 2024 tax year, the deemed income derived from savings and investments will be a percentage of the tax basis up to 6.04% that is determined based on the actual allocation of (i) savings, (ii) other investments and (iii) debts/liabilities within the individual’s yield basis. The tax-free threshold for 2024 is €57,000. The percentages to determine the deemed income will be reassessed every year. These rules are subject to litigation and may therefore change. You may need to file (protective) appeals to any assessments based on these rules to benefit from any beneficial case law.

Holders of Class A Shares and/or Warrants Resident in the Netherlands: Corporate Entities

A holder of Class A Shares and/or Warrants that is resident or deemed to be resident in the Netherlands for corporate income tax purposes and that is:

•	a corporation;

•	another entity with a capital divided into shares;

•	a cooperative (association); or

•	another legal entity that has an enterprise or an interest in an enterprise to which Class A Shares and/or Warrants are attributable,

but that is not:

•	a qualifying pension fund;

•	a qualifying investment institution (fiscale beleggingsinstelling) or a qualifying exempt investment institution (vrijgestelde beleggingsinstelling); or

•	another entity exempt from corporate income tax,

will in general be subject to regular Dutch corporate income tax, generally levied at a rate of 25.8% (19% over profits up to and including €200,000) over income derived from Class A Shares and/or Warrants and the gains realized upon the acquisition, redemption and/or disposal of Class A Shares and/or the acquisition, redemption, disposal or exercise of Warrants, unless, and to the extent that, the participation exemption (deelnemingsvrijstelling) applies.

Holders of Class A Shares and/or Warrants Resident Outside the Netherlands: Individuals

A holder of Class A Shares and/or Warrants who is an individual not resident or deemed to be resident in the Netherlands will not be subject to any Dutch taxes on income derived from Class A Shares and/or Warrants and the gains realized upon the acquisition, redemption and/or disposal of Class A Shares and/or the acquisition, redemption, disposal or exercise of Warrants, unless:

(a)	such holder has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands and to which enterprise or part of an enterprise, as the case may be, Class A Shares and/or Warrants are attributable; or

(b)	such income or capital gain forms a “benefit from miscellaneous activities in the Netherlands” (“resultaat uit overige werkzaamheden in Nederland”), which would for instance be the case if the activities in the Netherlands with respect to Class A Shares and/or Warrants exceed “normal active asset management” (“normaal, actief vermogensbeheer” or if such income and gains are derived from the holding, whether directly or indirectly, of (a combination of) shares, debt claims or other rights (together, a “lucrative interest” (“lucratief belang”)) that the holder thereof has acquired under such circumstances that such income and gains are intended to be remuneration for work or services performed by such holder (or a related person), in whole or in part, in the Netherlands, whether within or outside an employment relation, where such lucrative interest provides the holder thereof, economically speaking, with certain benefits that have a relation to the relevant work or services.

If either of the abovementioned conditions (a) or (b) applies, income or capital gains in respect of dividends distributed by the Company or in respect of any gains realized upon the acquisition, redemption and/or disposal of Class A Shares and/or the acquisition, redemption, disposal or exercise of Warrants will in general be subject to Dutch income tax at the progressive rates up to 49.5%.

Holders of Class A Shares and/or Warrants Resident Outside the Netherlands: Legal and Other Entities

A holder of Class A Shares and/or Warrants that is a legal entity, another entity with a capital divided into shares, an association, a foundation or a fund or trust, not resident or deemed to be resident in the Netherlands for corporate income tax purposes, will not be subject to any Dutch taxes on income derived from Class A Shares and/or Warrants and the gains realized upon the acquisition, redemption and/or disposal of Class A Shares and/or the acquisition, redemption, disposal or exercise of Warrants, unless:

(a)	such holder has an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vastevertegenwoordiger) in the Netherlands and to which enterprise or part of an enterprise, as the case may be, Class A Shares and/or Warrants are attributable; or

(b)	such holder has a substantial interest (aanmerkelijk belang) in the Company that (i) is held with the avoidance of Dutch income tax of another person as (one of) the main purpose(s) and (ii) forms part of an artificial structure or series of structures (such as structures that are not put into place for valid business reasons reflecting economic reality).

If one of the abovementioned conditions applies, income derived from Class A Shares and/or Warrants and the gains realized upon the acquisition, redemption and/or disposal of Class A Shares and/or the acquisition, redemption, disposal or exercise of Warrants will, in general, be subject to Dutch regular corporate income tax levied at a rate of 25.8% (19% over profits up to and including €200,000), unless, and to the extent that, with respect to a holder as described under (a), the participation exemption (deelnemingsvrijstelling) applies.

Gift, Estate and Inheritance Taxes

Holders of Class A Shares and/or Warrants Resident in the Netherlands

Gift tax may be due in the Netherlands with respect to an acquisition of Class A Shares and/or Warrants by way of a gift by a holder of Class A Shares and/or Warrants who is resident or deemed to be resident of the Netherlands at the time of the gift.

Inheritance tax may be due in the Netherlands with respect to an acquisition or deemed acquisition of Class A Shares and/or Warrants by way of an inheritance or bequest on the death of a holder of Class A Shares and/or Warrants who is resident or deemed to be resident of the Netherlands, or in case of a gift by an individual who at the date of the gift was neither resident nor deemed to be resident in the Netherlands, such individual dies within 180 days after the date of the gift, while that individual, at the time of the individual’s death, is resident or deemed to be resident in the Netherlands.

For purposes of Dutch gift and inheritance tax, an individual with the Dutch nationality will be deemed to be resident in the Netherlands if such individual has been resident in the Netherlands at any time during the ten years preceding the date of the gift or such individual’s death. For purposes of Dutch gift tax, an individual not holding the Dutch nationality will be deemed to be resident of the Netherlands if such individual has been resident in the Netherlands at any time during the twelve months preceding the date of the gift.

Holders of Class A Shares and/or Warrants Resident Outside the Netherlands

No gift, estate or inheritance taxes will arise in the Netherlands with respect to an acquisition of Class A Shares and/or Warrants by way of a gift by, or on the death of, a holder of Class A Shares and/or Warrants who is neither resident nor deemed to be resident of the Netherlands, unless, in the case of a gift of Class A Shares and/or Warrants by an individual who at the date of the gift was neither resident nor deemed to be resident in the Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in the Netherlands.

Certain Special Situations

For purposes of Dutch gift, estate and inheritance tax, (i) a gift by a Third Party will be construed as a gift by the Settlor and (ii) upon the death of the Settlor as a rule, such Settlor’s Beneficiaries will be deemed to have inherited directly from the Settlor. Subsequently, such Beneficiaries will be deemed the settlor, grantor or similar originator of the Separated Private Assets for purposes of Dutch gift, estate and inheritance tax in the case of subsequent gifts or inheritances.

For the purposes of Dutch gift and inheritance tax, a gift that is made under a condition precedent is deemed to have been made at the moment such condition precedent is satisfied. If the condition precedent is fulfilled after the death of the donor, the gift is deemed to be made upon the death of the donor.

Value Added Tax

No Dutch value added tax will arise in respect of or in connection with the subscription, issue, placement, allotment or delivery of Class A Shares and/or the exercise of Warrants.

Other Taxes and Duties

No Dutch registration tax, capital tax, custom duty, transfer tax, stamp duty or any other similar documentary tax or duty, other than court fees, will be payable in the Netherlands in respect of or in connection with the subscription, issue, placement, allotment or delivery of Class A Shares and/or the exercise of Warrants.

Residency

A holder of Class A Shares and/or Warrants will not be treated as a resident, or a deemed resident, of the Netherlands for tax purposes by reason only of the acquisition, or the holding, of Class A Shares and/or Warrants or the performance by the Company under Class A Shares and/or Warrants.

Material German Tax Considerations

The following section is a description of the material German tax considerations that become relevant when acquiring, owning and/or disposing of Class A Shares and Warrants as from the date of this prospectus. It is based on the German tax law applicable as of the date of this prospectus without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

This section is intended as general information only and does not purport to be a comprehensive or complete description of all potential German tax effects of the acquisition, ownership or disposal of Class A Shares or Warrants and does not set forth all German tax considerations that may be relevant to a particular person’s decision to acquire Class A Shares or Warrants. It cannot be ruled out that the German tax authorities or courts may consider an alternative interpretation or application to be correct that differs from the one described in this section.

This section does not describe any German tax considerations or consequences that may be relevant to the acquisition, ownership or disposal of Class A Shares or Warrants by a shareholder (i) for whom or for a direct or indirect shareholder or beneficiary of whom the income or capital gains derived from the Class A Shares or Warrants are attributable to employment, trade or freelancing activities, the income from which is taxable in Germany, or (ii) who exchanges, or has exchanged, other German taxable assets for Class A Shares or Warrants (or vice versa) under a German tax deferral transaction of the German reorganization tax act (Umwandlungssteuergesetz). It further does not describe German tax considerations in relation to the German Minimum Taxation Act (Mindeststeuergesetz).

This section does not constitute particular German tax advice and potential purchasers of Class A Shares or Warrants are urged to consult their own tax advisors regarding the tax consequences of the acquisition, ownership and/or disposal of Class A Shares or Warrants in light of their particular circumstances with regard to the application of German tax law to their particular situations, in particular with respect to the procedure to be complied with to obtain a relief of withholding tax on dividends and on capital gains (Kapitalertragsteuer) and with respect to the influence of provisions of any applicable income tax treaty on the mitigation of double taxation (each a “tax treaty”), as well as any tax consequences arising under the laws of any state, local or other non-German jurisdiction. A shareholder or a holder of Warrants may include an individual who or an entity that does not have the legal title to the Class A Shares or Warrants, but to whom nevertheless the Class A Shares or Warrants are attributed for German tax purposes, based either on such individual or entity owning a beneficial interest in the Class A Shares or Warrants or based on specific statutory provisions.

All of the following is subject to change as from the date of this prospectus. Such changes could apply retroactively and could affect the consequences set forth below. This section does neither refer to any German filing, notification or other German tax compliance aspects nor to foreign account tax compliance act (“FATCA”) aspects.

Lilium’s Tax Residency Status

We have our statutory seat in the Netherlands and our sole place of management in Germany and are therefore tax resident in Germany as of the date of this prospectus (both under German domestic law and for purposes of the German-Dutch tax treaty). Thus, we qualify as a corporation subject to German unlimited liability for corporate income tax purposes and are treated as a resident of Germany under the Dutch-German tax treaty. However, because our tax residency depends on future facts regarding our place of management, the German unlimited liability for corporate income tax purposes may change in the future. We assume for all purposes herein that we shall be tax resident in Germany at all relevant points in time when taxable events may occur. For the avoidance of doubt, any tax effects in relation to the Warrants or Class A Shares (other than as regards withholding tax as addressed below) are out of the scope of this prospectus.

German Taxation of Holders of Class A Shares

Taxation of Dividends

Withholding Tax on Dividend Payments

Dividends distributed from Lilium to our shareholders are generally subject to German withholding tax, except for certain scenarios in which a dividend is either excluded from the scope of German withholding tax (for example, repayments of capital from the tax contribution account (steuerliches Einlagekonto)) or fully or partially withholding tax exempt, as further described. The withholding tax rate is 25% plus a 5.5% solidarity surcharge (Solidaritätszuschlag) thereon, totaling 26.375% of the gross dividend amount and potentially church withholding tax for shareholders who are private individuals in certain cases (see below). Withholding tax is to be withheld and passed on for the account of the shareholders, depending on the specific circumstances, by a domestic branch of a domestic or foreign credit or financial services institution (Kredit-oder Finanzdienstleistungsinstitut) or by the domestic securities institution (inländisches Wertpapierinstitut) that keeps and administers the Class A Shares and disburses or credits the dividends or disburses the dividends to a foreign agent, or by the securities custodian bank (Wertpapiersammelbank) to which the Class A Shares were entrusted for custody if the dividends are distributed to a foreign agent by such securities custodian bank (each of which is referred to as the “Dividend Paying Agent”), or, in case the Class A Shares are not held in deposit with a Dividend Paying Agent, Lilium is responsible for withholding and remitting the tax to the competent tax office. Such withholding tax is generally levied and withheld irrespective of whether and to what extent the dividend distribution is taxable at the level of the shareholder and whether the shareholder is a person residing in Germany or in a foreign country.

In the case of dividends distributed to a parent company within the meaning of Art. 3 para. 1 lit. a of the amended EU Directive 2011/96/EU of the Council of November 30, 2011 (the “EU Parent Subsidiary Directive”) domiciled in another member state of the European Union, withholding tax may be refunded or not levied upon application and subject to further conditions (as set out below). This also applies to dividends distributed to a permanent establishment located in another member state of the European Union of such a parent company or of a parent company tax resident in Germany if the participation in Lilium is effectively connected with and actually attributed to this permanent establishment. The key prerequisite for the application of the EU Parent Subsidiary Directive is that the shareholder has held a direct participation in the share capital of Lilium of at least 10% for an uninterrupted period of at least twelve months. Further, the foreign resident shareholder must be eligible for purposes of the EU Parent Subsidiary Directive (as set out above) to invoke the reduction, and in addition, no German anti-directive/treaty shopping provision of Section 50d paragraph 3 of the German Income Tax Act (Einkommensteuergesetz) must be applicable.

The withholding tax on dividends distributed to other foreign resident shareholders may be refunded or not levied upon application (as set out below) in accordance with an applicable tax treaty (to e.g., 15%, 10%, 5% or 0% depending on certain prerequisites) if Germany has concluded such tax treaty with the country of residence of the shareholder and if the shareholder does not hold the Class A Shares either as part of the assets of a permanent establishment or a fixed place of business in Germany or as business assets for which a permanent representative has been appointed in Germany. Further, the foreign resident shareholder must be eligible for tax treaty purposes, and in addition, no limitation of benefits provision in a tax treaty and no German anti-directive/treaty shopping provision of Section 50d paragraph 3 of the German Income Tax Act (Einkommensteuergesetz) must be applicable.

In the case of dividends received by corporate bodies (Körperschaften) who are not tax resident in Germany, i.e., corporate bodies with no registered office or place of management in Germany and if the shares neither belong to the assets of a permanent establishment or fixed place of business in Germany nor are part of business assets for which a permanent representative in Germany has been appointed, two-fifths of the withholding tax deducted and remitted may be refunded or not levied upon application (as set out below) without the need to fulfill all prerequisites required for such refund under the EU Parent Subsidiary Directive or under a tax treaty or if no tax treaty has been concluded between the state of residence of the shareholder, however, likewise subject to the conditions of the aforementioned German anti-directive/treaty shopping provision.

The application for a refund of withholding tax under the EU Parent Subsidiary Directive, a tax treaty or the aforementioned option for foreign corporate bodies is to be filed with the German Federal Central Tax Office (Bundeszentralamt für Steuern) within four years following the end of the calendar year in which the dividends were received. The application shall be made by submitting a completed form for refund (available at the website of the Federal Central Tax Office (http://www.bzst.de) as well as at the German embassies and consulates) together with a withholding tax certificate (Kapitalertragsteuerbescheinigung) issued by the institution that deducted the respective withholding tax. In this case, the refund of deducted withholding tax is procedurally granted in such a manner that the difference between the total amount withheld, including the solidarity surcharge, and the tax liability determined on the basis of the EU Parent Subsidiary Directive (0%) or on the basis of the tax rate set forth in the applicable tax treaty (15%, 10%, 5% or 0%) is refunded by the German Federal Central Tax Office.

If, under fulfillment of the prerequisites of the EU Parent Subsidiary Directive or a tax treaty, withholding tax is not to be levied at all, the relevant shareholder must apply to the German Federal Central Tax Office for the issuance of an exemption certificate (Freistellungsbescheinigung) that documents that the prerequisites for the application of the reduced withholding tax rates have been met. Dividends covered by the exemption certificate of the shareholder are then only subject to the reduced withholding tax rates stipulated in the exemption certificate.

The aforementioned refunds of (or exemptions from) withholding tax are further restricted if (i) the applicable tax treaty provides for a tax reduction resulting in an applicable tax rate of less than 15% and (ii) the shareholder is not a corporation that directly holds at least 10% in the equity capital of Lilium and is subject to tax on its income and profits in its state of residence without being exempt. In this case, the refund of (or exemption from) withholding tax is subject to the following three cumulative prerequisites: (i) the shareholder must qualify as beneficial owner of the shares in a company for a minimum holding period of 45 consecutive days occurring within a period of 45 days prior and 45 days after the due date of the dividends; (ii) the shareholder has to bear (taking into account claims of the shareholder from transactions reducing the risk of changes of the market value of the shares and corresponding claims of related parties of the shareholder) at least 70% of the change in value risk related to the shares in a company during the minimum holding period; and (iii) the shareholder must not be required to fully or largely compensate directly or indirectly the dividends to third parties.

In the absence of the fulfillment of all of the three prerequisites, three-fifths of the withholding tax imposed on the dividends must not be credited against the shareholder’s (corporate) income tax liability but may, upon application, be deducted from the shareholder’s tax base for the relevant assessment period. Furthermore, a shareholder that has received gross dividends without any deduction of withholding tax due to a tax exemption without qualifying for such a full tax credit has (i) to notify the competent local tax office accordingly, (ii) to declare according to the officially prescribed form and (iii) to make a payment in the amount of the omitted withholding tax deduction.

However, these special rules on the restriction of withholding tax credit do not apply to a shareholder whose overall dividend earnings within an assessment period do not exceed €20,000 or that has been the beneficial owner of the shares in a company for at least one uninterrupted year upon receipt of the dividends.

For individual or corporate shareholders tax resident outside Germany not holding the Class A Shares through a permanent establishment (Betriebsstätte) in Germany or as business assets (Betriebsvermögen) for which a permanent representative (ständiger Vertreter) has been appointed in Germany, the remaining and paid withholding tax (if any) is then final (i.e., not refundable) and settles the shareholder’s limited tax liability in Germany. For individual or corporate shareholders tax resident in Germany (for example, those shareholders whose residence, domicile, registered office or place of management is located in Germany) holding their Class A Shares as business assets, as well as for shareholders tax resident outside of Germany holding their Class A Shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany, the withholding tax withheld (including solidarity surcharge) can be credited against the shareholder’s personal income tax or corporate income tax liability in Germany. Any withholding tax (including solidarity surcharge) in excess of such tax liability will be refunded upon receipt of the relevant tax assessment. For individual shareholders tax resident in Germany holding Class A Shares as private assets, the withholding tax is a final tax (Abgeltungsteuer), subject to the exceptions described in the following section.

Taxation of Dividend Income of Shareholders Tax Resident in Germany Holding Class A Shares as Private Assets

Private Individuals

For individual shareholders (individuals) resident in Germany holding Class A Shares as private assets, dividends are subject to a flat rate tax, which is satisfied by the withholding tax actually withheld (Abgeltungsteuer). Accordingly, dividend income will be taxed at a flat tax rate of 25% plus 5.5% solidarity surcharge thereon totaling 26.375% and church tax (Kirchensteuer) in case the shareholder is subject to church tax because of his or her personal circumstances. An automatic procedure for deduction of church tax by way of withholding will apply to shareholders being subject to church tax, unless the shareholder has filed a blocking notice (Sperrvermerk) with the German Federal Tax Office (details related to the computation of the specific tax rate, including church tax, are to be discussed with the individual tax advisor of the relevant shareholder). Except for an annual lump sum savings allowance (Sparer-Pauschbetrag) of up to €1,000 (for individual filers) or up to €2,000 (for married couples and for partners in accordance with the registered partnership law (Gesetz über die Eingetragene Lebenspartnerschaft) filing jointly), private individual shareholders will not be entitled to deduct expenses incurred in connection with the capital investment from their dividend income.

The income tax owed for the dividend income is satisfied by the withholding tax withheld by the Dividend Paying Agent or Lilium. However, if the flat tax results in a higher tax burden as opposed to the private individual shareholder’s personal income tax rate, the private individual shareholder can opt for taxation at his or her personal income tax rate. In that case, the final withholding tax will be credited against the income tax. The option can be exercised only for all capital income from capital investments received in the relevant assessment period uniformly, and married couples as well as partners in accordance with the registered partnership law filing jointly can only jointly exercise the option.

Exceptions from the flat rate tax (satisfied by withholding the tax at source, Abgeltungswirkung) may apply — that is, only upon application — (i) for shareholders who have a shareholding of at least 25% in Lilium and (ii) for shareholders who have a shareholding of at least 1% in Lilium and work for the Company in a professional capacity, each within the assessment period for which the application is first made. In such a case, the same rules apply as for sole proprietors holding Class A Shares as business assets (see below “— Taxation of Dividend Income of Shareholders Tax Resident in Germany Holding Class A Shares as Business Assets — Sole Proprietors”). Further, the flat rate tax does not apply if and to the extent dividends reduced Lilium taxable income.

Taxation of Dividend Income of Shareholders Tax Resident in Germany Holding Class A Shares as Business Assets

If a shareholder holds Class A Shares as business assets, the taxation of the dividend income depends on whether the respective shareholder is a corporation, a sole proprietor or a partnership.

Corporations

Dividend income of corporate shareholders is exempt from corporate income tax, provided that the corporation holds a direct participation of at least 10% in the share capital of a company at the beginning of the calendar year in which the dividends are paid (participation exemption). The acquisition of a participation of at least 10% in the course of a calendar year (in one instance) is deemed to have occurred at the beginning of such calendar year. Participations in the share capital of the Company that a corporate shareholder holds through a partnership, including co-entrepreneurships (Mitunternehmerschaften), are attributable to such corporate shareholder only on a pro rata basis at the ratio of the interest share of the corporate shareholder in the assets of the relevant partnership. However, 5% of the tax-exempt dividends are deemed to be non-deductible business expenses for tax purposes and therefore are effectively subject to corporate income tax (plus solidarity surcharge); i.e., tax exemption of 95%. Business expenses incurred in connection with the dividends received are entirely tax deductible. The participation exemption does not apply if and to the extent dividends reduced Lilium’s taxable income.

For trade tax purposes, the entire dividend income is subject to trade tax (i.e., the tax-exempt dividends must be added back when determining the trade taxable income), unless the corporate shareholder holds at least 15% of the Company’s registered share capital at the beginning of the relevant tax assessment period (Erhebungszeitraum). In such case, the dividends are not subject to trade tax. However, trade tax is levied on the amount considered to be a non-deductible business expense (amounting to 5% of the dividend). Trade tax depends on the municipal trade tax multiplier applied by the relevant municipal authority. In the case of an indirect participation via a partnership, please refer to the section “— Partnerships” below.

If the shareholding is below 10% in the share capital, dividends are taxable at the applicable corporate income tax rate of 15% plus 5.5% solidarity surcharge thereon and trade tax (the rate of which depends on the applicable municipality levy rate determined by the municipality in which the corporate shareholder has its place of management and permanent establishments, respectively, to which the Class A Shares are attributed).

Special regulations apply that abolish the 95% tax exemption, if Class A Shares are held (i) as trading portfolio (Handelsbestand) assets in the meaning of Section 340e paragraph 3 of the German Commercial Code (Handelsgesetzbuch) by a (a) credit institution (Kreditinstitut), (b) securities institution (Wertpapierinstitut) or (c) financial service institution (Finanzdienstleistungsinstitut) or (ii) as current assets (Umlaufvermögen) by a financial enterprise (Finanzunternehmen) within the meaning of the German Banking Act (Kreditwesengesetz), in case more than 50% of the shares of such financial enterprise are held directly or indirectly by a credit institution, a securities institution or a financial service institution, or (iii) by a life insurance company, a health insurance company or a pension fund in case the shares are attributable to the capital investments, resulting in fully taxable income (any shareholder falling under (i), (ii) or (iii), a “Non-Exempt Corporation”).

Sole Proprietors

For sole proprietors (individuals) resident in Germany holding Class A Shares as business assets, dividends are subject to the partial income rule (Teileinkünfteverfahren). Accordingly, only (i) 60% of the dividend income will be taxed at his/her personal income tax rate plus 5.5% solidarity surcharge thereon and (ii) 60% of the business expenses related to the dividend income are deductible for tax purposes. This does not apply to church tax (if applicable). In addition, the dividend income is entirely subject to trade tax if the Class A Shares are held as business assets of a permanent establishment in Germany within the meaning of the German Trade Tax Act (Gewerbesteuergesetz), unless the shareholder holds at least 15% of the Company’s registered share capital at the beginning of the relevant assessment period. In this latter case, the net amount of dividends, i.e., after deducting directly related expenses, is exempt from trade tax. The trade tax levied will be eligible for credit against the shareholder’s personal income tax liability based on the applicable municipal trade tax rate and the individual tax situation of the shareholder limited to currently up to 4.0 times the trade tax measurement amount (Gewerbesteuer-Messbetrag).

Partnerships

In case Class A Shares are held by a partnership, the partnership itself is not subject to corporate income tax or personal income tax. In this regard, corporate income tax or personal income tax (and church tax, if applicable) as well as solidarity surcharge are levied only at the level of the partner with respect to their relevant part of the partnership’s taxable income and depending on their individual circumstances:

•	if the partner is a corporation, the dividend income will be subject to corporate income tax plus solidarity surcharge (see above “— Corporations”);

•	if the partner is a sole proprietor, the dividend income will be subject to the partial income rule (see above “— Sole Proprietors”); or

•	if the partner is a private individual — only possible if the partnership is not a (operative or deemed) commercial partnership, the dividend income will be subject to the flat tax rate (see above “— Private Individuals”).

In case the partnership is a (operative or deemed) commercial partnership with its place of management in Germany, the dividend income is subject to German trade tax at the level of the partnership, unless the partnership holds at least 15% of a company’s registered share capital at the beginning of the relevant assessment period. In such case, the dividend income is 95% exempt from trade tax to the extent the partners of the partnership are corporations and 40% exempt from trade tax to the extent the partners of the partnership are sole proprietors. Any trade tax levied on the level of the partnership will be eligible for credit against an individual shareholder’s personal income tax liability based on the applicable municipal trade tax rate, depending on the individual tax situation of the shareholder and further circumstances and limited to currently 4.0 times the partial trade tax measurement amount allocable to such individual shareholder.

Partnerships can opt to be treated as a corporation for purposes of German income taxation. If the shareholder is a partnership that has validly exercised such option right, any dividends from shares or subscription rights are subject to corporate income tax (and, for the avoidance of doubt, trade tax).

Taxation of Dividend Income of Shareholders Tax Resident Outside of Germany

For foreign individual or corporate shareholders tax resident outside of Germany not holding the Class A Shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany, the deducted withholding tax (possibly reduced by way of a tax relief under a tax treaty or domestic tax law, such as in connection with the EU Parent Subsidiary Directive) is final (that is, not refundable) and settles the shareholder’s limited tax liability in Germany, unless the shareholder is entitled to apply for a withholding tax refund or exemption (as set out above in“— Withholding Tax on Dividend Payments”).

In contrast, individual or corporate shareholders tax resident outside of Germany holding the Company’s Class A Shares through a permanent establishment in Germany or as business assets for which a permanent representative has been appointed in Germany are subject to the same rules as applicable (and described above) to shareholders resident in Germany holding the Class A Shares as business assets. The withholding tax withheld (including solidarity surcharge) will generally be credited against the shareholder’s personal income tax or corporate income tax liability in Germany if the prerequisites set out above (see“— Withholding Tax on Dividend Payments”) are fulfilled.

Taxation of Capital Gains

Withholding Tax on Capital Gains

Capital gains realized on the disposal of Class A Shares are only subject to withholding tax if a domestic branch of a domestic or foreign credit or financial services institution (Kredit-oder Finanzdienstleistungsinstitut) or a domestic securities institution (inländisches Wertpapierinstitut) (each of which is referred to as the “German Disbursing Agent”) stores or administrates or carries out the disposal of the Class A Shares and pays or credits the capital gains. In those cases, the institution (and not the Company) is required to deduct the withholding tax at the time of payment for the account of the shareholder and to pay the withholding tax to the competent tax authority.

In case the Class A Shares are held (i) as business assets by a sole proprietor, a partnership or a corporation and such shares are attributable to a German business or (ii) in case of a corporation being subject to unlimited corporate income tax liability in Germany, the capital gains are not subject to withholding tax. In case of the aforementioned exemption under (i), the withholding tax exemption is subject to the condition that the paying agent has been notified by the beneficiary (Gläubiger) that the capital gains are exempt from withholding tax. The respective notification has to be filed with the tax office competent for the beneficiary by using the officially prescribed form.

Taxation of Capital Gains Realized by Shareholders Tax Resident in Germany Holding Class A Shares as Private Assets (Private Individuals)

For individual shareholders (individuals) resident in Germany holding Class A Shares as private assets, capital gains realized on the disposal of Class A Shares are subject to final withholding tax (Abgeltungsteuer). Accordingly, capital gains will be taxed at a flat tax rate of 25% plus 5.5% solidarity surcharge thereon totaling 26.375% and church tax in case the shareholder is subject to church tax because of his or her personal circumstances. An automatic procedure for deduction of church tax by way of withholding will apply to shareholders being subject to church tax unless the shareholder has filed a blocking notice (Sperrvermerk) with the German Federal Central Tax Office (details related to the computation of the specific tax rate, including church tax, are to be discussed with the personal tax advisor of the relevant shareholder). The taxable capital gain is calculated by deducting the acquisition costs of the Class A Shares and the expenses directly and materially related to the disposal from the proceeds of the disposal. Apart from that, except for an annual lump sum savings allowance (Sparer-Pauschbetrag) of up to €1,000 (for individual filers) or up to €2,000 (for married couples and for partners in accordance with the registered partnership law (Gesetz über die Eingetragene Lebenspartnerschaft) filing jointly), private individual shareholders will not be entitled to deduct expenses incurred in connection with the capital investment from their capital gain.

In case the flat tax results in a higher tax burden as opposed to the private individual shareholder’s personal income tax rate, the private individual shareholder can opt for taxation at his or her personal income tax rate. In that case, the withholding tax (including solidarity surcharge) withheld will be credited against the income tax. The option can be exercised only for all capital income from capital investments received in the relevant assessment period uniformly and married couples as well as for partners in accordance with the registered partnership law filing jointly may only jointly exercise the option.

Capital losses arising from the disposal of the Class A Shares can only be offset against other capital gains resulting from the disposition of the Class A Shares or shares in other stock corporations during the same calendar year. Offsetting of overall losses with other income (such as business or rental income) and other capital income is not possible. Such losses are to be carried forward and to be offset against positive capital gains deriving from the disposal of shares in stock corporations in future years. The constitutionality of such limitation on the offsetting of losses is currently the subject of a pending procedure at the German Federal Constitutional Court.

The final withholding tax (Abgeltungsteuer) will not apply if the seller of the Class A Shares or in case of gratuitous transfer, its legal predecessor, has held, directly or indirectly, at least 1% of the Company’s registered share capital at any time during the five years prior to the disposal. In that case, capital gains are subject to the partial income rule (Teileinkünfteverfahren). Accordingly, only (i) 60% of the capital gains will be taxed at his or her personal income tax rate plus 5.5% solidarity surcharge thereon and church tax (if applicable) and (ii) 60% of the business expenses related to the capital gains are deductible for tax purposes. The withholding tax withheld (including solidarity surcharge) will be credited against the shareholder’s personal income tax liability in Germany.

Taxation of Capital Gains Realized by Shareholders Tax Resident in Germany Holding Class A Shares as Business Assets

If a shareholder holds Class A Shares as business assets, the taxation of capital gains realized on the disposal of such shares depends on whether the respective shareholder is a corporation, a sole proprietor or a partnership:

Corporations

Capital gains realized on the disposal of Class A Shares by a corporate shareholder are generally exempt from corporate income tax and trade tax. However, 5% of the tax-exempt capital gains are deemed to be non-deductible business expenses for tax purposes and therefore are effectively subject to corporate income tax (plus solidarity surcharge) and trade tax; i.e., tax exemption of 95%. Business expenses incurred in connection with the capital gains are entirely tax deductible.

Capital losses incurred upon the disposal of Class A Shares or other impairments of the share value are not tax deductible. A reduction of profit is also defined as any losses incurred in connection with a loan or security in the event the loan or the security is granted by a shareholder or by a related party thereto or by a third person with the right of recourse against the before mentioned persons and the shareholder holds directly or indirectly more than 25% of the Company’s registered share capital.

Special regulations apply, which may exclude aforementioned tax exemptions, if the Class A Shares are held by a Non-Exempt Corporation.

Sole Proprietors

If the Class A Shares are held by a sole proprietor, capital gains realized on the disposal of the Class A Shares are subject to the partial income rule (Teileinkünfteverfahren). Accordingly, only (i) 60% of the capital gains will be taxed at his or her personal income tax rate plus 5.5% solidarity surcharge thereon and church tax (if applicable) and (ii) 60% of the business expenses related to the dividend income are deductible for tax purposes. In addition, 60% of the capital gains are subject to trade tax if the Class A Shares are held as business assets of a permanent establishment in Germany within the meaning of the German Trade Tax Act (Gewerbesteuergesetz). The trade tax levied will be eligible for credit against the shareholder’s personal income tax liability based on the applicable municipal trade tax rate and the individual tax situation of the shareholder limited to currently up to 4.0 times the trade tax measurement amount.

Partnerships

In case the Class A Shares are held by a partnership, the partnership itself is not subject to corporate income tax or personal income tax as well as solidarity surcharge (and church tax) since partnerships qualify as transparent for German income tax purposes. In this regard, corporate income tax or personal income tax as well as solidarity surcharge (and church tax, if applicable) are levied only at the level of the partner with respect to their relevant part of the partnership’s taxable income and depending on their individual circumstances:

•	If the partner is a corporation, the capital gains will be subject to corporate income tax plus solidarity surcharge (see above “— Corporations”). Trade tax will be levied additionally at the level of the partner insofar as the relevant profit of the partnership is not subject to trade tax at the level of the partnership. However, with respect to both corporate income and trade tax, the 95%-exemption rule as described above applies. With regard to corporations as partners, special regulations apply if they are held by a Non-Exempt Corporation, as described above.

•	If the partner is a sole proprietor (individual), the capital gains are subject to the partial income rule (see above “— Sole Proprietors”).

In addition, if the partnership is liable to German trade tax, 60% of the capital gains are subject to trade tax at the level of the partnership, to the extent the partners are individuals, and 5% of the capital gains are subject to trade tax, to the extent the partners are corporations. However, if a partner is an individual, any trade tax paid on the level of the partnership will be eligible for credit against an individual partner’s personal income tax liability based on the applicable municipal trade tax rate and depending on the individual tax situation of the individual and further circumstances, limited to currently 4.0 times of the partial trade tax measurement (Gewerbesteuer-Messbetrag).

Partnerships can opt to be treated as a corporation for purposes of German income taxation. If the shareholder is a partnership that has validly exercised such option right, any capital gains from the disposal of shares or subscription rights are subject to corporate income tax (and, for the avoidance of doubt, trade tax).

Taxation of Capital Gains Realized by Shareholders Tax Resident Outside of Germany

Capital gains realized on the disposal of the Class A Shares by a shareholder tax resident outside of Germany are subject to German taxation provided that (i) the Class A Shares are held as business assets of a permanent establishment or as business assets for which a permanent representative has been appointed in Germany or (ii) the shareholder or, in case of a gratuitous transfer, its legal predecessor has held, directly or indirectly, at least 1% of the Company’s share capital at any time during a five years period prior to the disposal.

In these cases, capital gains are generally subject to the same rules as described above for shareholders resident in Germany. However, if capital gains are realized in case (ii) above by corporations tax resident outside of Germany that are not Non-Exempt Corporations, these capital gains are fully tax exempt under German tax law according to the case law of the German Federal Fiscal Court (Bundesfinanzhof). Additionally, except for the cases referred to in (i) above, most tax treaties concluded by Germany provide for a full exemption from German taxation except if the Company is considered a real estate holding entity for treaty purposes.

German Taxation of Holders of Warrants

General

Holders of Warrants are likely to be taxed in particular upon certain forms of the exercise, sale or disposal of Warrants (taxation of capital gains) and the gratuitous transfer of Warrants (inheritance and gift tax).

Taxation of Holders of Warrants Not Tax Resident in Germany

The capital gains from the disposition of the Warrants realized by a non-German tax resident holder of the Warrants would not be treated as German source income and not be subject to German income tax provided that (i) such non-German resident holder does not maintain a permanent establishment or other taxable presence in Germany that the Warrants form part of and (ii) the income does not otherwise constitute German-source income (such as income from the letting and leasing of certain German-situs property or income from certain capital investments directly or indirectly secured by German-situs real estate). If either requirement (i) or (ii) above is not met, a non-German tax resident holder will be subject to German taxation on the aforementioned capital gains corresponding to the taxation of holders of Warrants tax resident in Germany holding the Warrants as business assets, as set out below.

In this case, non-German resident holders of the Warrants are, in general, exempt from German withholding tax on capital gains. However, if capital gains derived from the Warrants are paid out or credited to the holder of the Warrants by a German Disbursing Agent, withholding tax may be levied under certain circumstances both in the case of business and non-business holders of Warrants. The withholding tax may be refunded based on an assessment to tax or under an applicable tax treaty, depending on the individual circumstances of the holder.

Taxation of Holders of Warrants Tax Resident in Germany

Withholding Tax on Capital Gains

The capital gains from the disposition (i.e., the difference between the proceeds from the disposal, redemption, repayment or assignment after deduction of expenses directly related to the disposal, redemption, repayment or assignment and the cost of acquisition) or (if applicable pursuant to the warrant agreement underlying the Warrants) a cash settlement (i.e., the cash amount received minus directly related costs and expenses, e.g. the acquisition costs) of the Warrants received by a German resident holder of Warrants holding the Warrants as private assets will be subject to German withholding tax if the Warrants are kept or administered in a custodial account with a German Disbursing Agent. The tax rate is 25% (plus a 5.5% solidarity surcharge thereon, resulting in an aggregate rate of 26.375%; plus church tax, if applicable). For individual holders who are subject to church tax, the church tax generally has to be withheld by the German Disbursing Agent based on an automatic data access procedure, unless the shareholder has filed a blocking notice (Sperrvermerk) with the Federal Central Tax Office.

In case the Warrants have not been kept or administered in a custodial account with the same German Disbursing Agent since the time of their acquisition, the withholding tax rate will be applied to 30% of the (disposal) proceeds (the so called “Lump Sum Substitute Basis”), unless the current German Disbursing Agent has been notified of the actual acquisition costs of the Warrants by the previous German Disbursing Agent or by a statement of a bank or financial services institution from another member state of the European Union or the European Economic Area or from certain other countries (e.g., Switzerland or Andorra).

In the event of delivery of Class A Shares upon exercise of the Warrants, the tax consequences are not entirely clear under German tax law. In principle, the acquisition costs of the Warrants plus any additional sum paid upon exercise should be regarded as acquisition costs of the Class A Shares received upon physical settlement. Consequently and subject to the following, no capital gain and no withholding tax may result from such exercise and delivery of Class A Shares upon exercise. Withholding tax may in this case only apply to any gain resulting later from the subsequent disposal, redemption or assignment of the Class A Shares received under certain circumstances.

Please note, however, that the German tax authorities have not confirmed the above treatment for the exercise of U.S. warrants, but only for the exercise of convertible bonds (Wandelschuldverschreibungen, Optionsscheine), wherefore, uncertainty remains regarding its application on the exercise of the Warrants. Therefore, there is a relevant risk that the delivery of Class A Shares upon exercise of the Warrants may constitute a taxable event and may attract withholding tax (as regards the latter, in case a German Disbursing Agent is involved as per the above). Generally, capital gains are determined as the difference between (a) the proceeds of the sale or other disposition and (b) the acquisition costs plus the expenses directly connected to the sale or other disposition. It is unclear how exactly such capital gain would have to be determined in case of delivery of Class A Shares upon exercise of the Warrants; possibly, the fair market value of the Class A Shares at the time of the exercise would be deemed relevant.

In computing any German tax to be withheld, the German Disbursing Agent generally deducts from the basis of the withholding tax, subject to certain limitations, negative investment income realized by a non-business holder of the Warrants via the German Disbursing Agent (e.g., losses from the sale of other securities with the exception of shares). The German Disbursing Agent also deducts accrued interest on other securities (if any) paid separately upon the acquisition of the respective security by a non-business holder of Warrants via the German Disbursing Agent. In addition, subject to certain requirements and restrictions, the German Disbursing Agent may credit foreign withholding taxes levied on investment income in a given year regarding securities held by a non-business holder of Warrants in the custodial account with the German Disbursing Agent.

Non-business holders of the Warrants are entitled to an annual saver’s allowance of €1,000 for an individual or €2,000 for a married couple or registered civil union filing taxes jointly for all investment income received in a given year. Upon the non-business holder of the Warrants filing an exemption certificate (Freistellungsauftrag) with the Disbursing Agent, the Disbursing Agent will take the allowance into account when computing the amount of tax to be withheld.

No withholding tax will be deducted if the holder of the Warrants has submitted to the Disbursing Agent a certificate of non-assessment (Nichtveranlagungs-Bescheinigung) issued by the competent local tax office. The deduction of expenses related to the investment income (including gains with respect to the Warrants) is generally not possible for private investors.

German withholding tax should not apply to gains from the disposal, redemption, repayment or assignment of Warrants held by a German tax resident corporation. The same may apply to sole proprietors or partners of partnerships, where the Warrants form part of a trade or business or are related to income from letting and leasing of property, subject to further requirements being met (compare with “— Corporations, Sole Proprietors and Partnerships” below). However, there is a risk that losses resulting from the sale, other disposition or lapse of the Warrants may be ring-fenced and only offsetable against income from forward transactions (Termingeschäfte) in both of the aforementioned cases. Please note that, for corporations, sole-proprietors or partnerships that or who are not tax resident in Germany, withholding tax may be levied, as set out above (compare with “— Taxation of Holders of Warrants Not Tax Resident in Germany”).

Taxation of Capital Gains

Individuals as the Holders of the Warrants

The personal income tax liability of a holder of the Warrants holding the Warrants as private assets deriving income from capital investments under the Warrants is, in principle, settled by the tax withheld (unless for example the income from Warrants qualifies as income from the letting and leasing of property). To the extent withholding tax has not been levied, such as in the case of Warrants kept in custody abroad or if no German Disbursing Agent is involved in the payment process, the non-business holder of Warrants must report his or her income and capital gains derived from the Warrants (through disposition or cash settlement, if applicable pursuant to the warrant agreement underlying the Warrants) on his or her tax return and then will also be taxed at a rate of 25% (plus solidarity surcharge of 5.5% thereon, resulting in an aggregate rate of 26.375%; and church tax, if applicable).

In the event of delivery of Class A Shares upon exercise of the Warrants, the tax consequences are not entirely clear under German tax law. As per the above, there is a relevant risk that the delivery of Class A Shares upon exercise of the Warrants may constitute a taxable event and may attract withholding tax (as regards the latter, in case a German Disbursing Agent is involved as per the above). Generally, capital gains are determined as the difference between (a) the proceeds of the sale or other disposition and (b) the acquisition costs plus the expenses directly connected to the sale or other disposition. It is unclear how exactly such capital gains would have to be determined in case of delivery of Class A Shares upon exercise of the Warrants; possibly, the fair market value of the Class A Shares at the time of the exercise would be deemed relevant. For more detail, cf. above under the general comments.

If the withholding tax has been calculated on the basis of a Lump Sum Substitute Basis, a non-business holder of the Warrants may and in case the actual gain is higher than 30% of the proceeds must also apply for an assessment on the basis of his or her actual acquisition costs. Further, a non-business holder may request that all investment income of a given year is taxed at his or her lower individual tax rate based upon an assessment to tax with any amounts over withheld being refunded. In each case, the deduction of expenses (other than transaction costs) on an itemized basis is not permitted.

With regard to non-business holders of Warrants, there is a relevant risk that such losses may only be applied against profits from income from capital investments derived in the same or, subject to certain limitations, in subsequent years. For assessment periods beginning after December 31, 2020, such losses incurred by non-business holders of the Warrants may only be applied against income from other forward/future or option transactions derived in the same or, subject to certain limitations, in subsequent years and the deductibility of such losses is limited to €20.000 per year.

In addition, losses of non-business holders arising from a bad debt loss (Forderungsausfall),a waiver of a receivable (Forderungsverzicht) or a transfer of an impaired receivable to a third party or from any other default can only be offset against other income from capital investments and only up to an amount of €20,000 per year. The same rules may apply if the Warrants expire worthless or lapse.

Corporations, Sole Proprietors and Partnerships

Where Warrants form part of a trade or business, the withholding tax, if any, will not settle the personal or corporate income tax liability. The respective holder of Warrants (or the partner of the partnership holding the Warrants) will have to report income and related (business) expenses resulting from the disposition or (if applicable) cash settlement of the Warrants or, potentially, from a delivery of Class A Shares on the tax return and the balance will be taxed at the holder’s (or the partner of the partnership holding the Warrants) applicable tax rate. Withholding tax levied, if any, will be credited against the personal or corporate income tax of the holder (or the partner of the partnership holding the Warrants). Capital gains resulting from a disposal, redemption, repayment, assignment, cash settlement (if applicable) or, potentially, from a delivery of Class A Shares upon exercise of the Warrants may also be subject to German trade tax, if the Warrants form part of a German trade or business. A corporate income tax or trade tax exemption should, in this case, not be applicable.

With regard to business holders of Warrants, there is a risk that losses resulting from the sale, other disposition or lapse of the Warrants may generally only be applied against profits from other forward/future or option transactions derived in the same or, subject to certain restrictions, the previous year. Otherwise these losses can be carried forward indefinitely and, within certain limitations, applied against profits from forward/future or option transactions in subsequent years. Further special rules apply to credit institutions, financial services institutions and finance companies within the meaning of the German Banking Act.

In the case of physical settlement of the Warrants, please see the above sections on disposal of Class A Shares for German taxation of the disposal or other transaction involving a resulting Class A Share.

Solidarity Surcharge

The solidarity surcharge has been partially abolished or reduced as of the assessment period 2021 for certain German taxpayers. The solidarity surcharge continues, however, to apply for corporate income tax and capital investment income and, thus, on withholding taxes levied. In case the individual income tax burden for an individual holder is lower than 25%, the holder can apply for his or her capital investment income being assessed at his or her individual tariff-based income tax rate in which case solidarity surcharge would be refunded.

Inheritance and Gift Tax

The transfer of Class A Shares or Warrants to another person by way of succession or donation is subject to German inheritance and gift tax (Erbschaft-und Schenkungsteuer) if at the time of transfer:

(i)	the decedent, the donor, the heir, the donee or any other beneficiary has his /her /its residence, domicile, registered office or place of management in Germany, or is a German citizen who has not stayed abroad for more than five consecutive years without having a residence in Germany; or

(ii)	(irrespective of the personal circumstances) the Class A Shares or Warrants are held by the decedent or donor as business assets for which a permanent establishment in Germany is maintained or a permanent representative is appointed in Germany; or

(iii)	(irrespective of the personal circumstances) at least 10% of the registered share capital of Lilium is held directly or indirectly by the decedent or person making the gift, himself or together with a related party in terms of Section 1(2) German Foreign Tax Act (Außensteuergesetz).

Special regulations apply to German citizens who maintain neither a residence nor their domicile in Germany but maintain a residence or domicile in a low tax jurisdiction and to former German citizens, also resulting in inheritance and gift tax. The few tax treaties on inheritance and gift tax that Germany has entered into may limit the German right to inheritance and gift tax to the case described under (i) above and, with certain restrictions, in case of (ii).

Value Added Tax (VAT)

No German value added tax (Umsatzsteuer) will arise in respect of any acquisition, ownership and/or disposal of the Class A Shares or Warrants unless in certain cases where a waiver of an applicable VAT exemption occurs. Any such waiver would require a supply of shares from one person taxable for VAT purposes to the enterprise of another VAT taxable person.

Transfer Taxes

No German capital transfer tax (Kapitalverkehrsteuer) or stamp duty (Stempelgebühr) or similar taxes are levied when acquiring, owning or disposing the Class A Shares or Warrants. Net wealth tax (Vermögensteuer) is currently not levied in Germany. German real estate transfer tax (Grunderwerbsteuer) may only be attracted by the acquisition (including by way of exercise of Warrants) or sale of Class A Shares or certain comparable transactions under very specific circumstances if Lilium, or a subsidiary entity to Lilium, own German situs real estate at such time, with “ownership” and “real estate” both having an extended meaning under the German Real Estate Transfer Tax Act (Grunderwerbsteuergesetz).

The European Commission has published a proposal for a directive for a common financial transactions tax (“FTT”) in certain participating member states of the European Union, including Germany. The proposed FTT has a very broad scope and could, if introduced in the form of the proposal, apply to certain dealings in the Class A Shares (including secondary market transactions) in certain circumstances. However, the proposed FTT remains subject to negotiations between the participating member states, and it is currently unclear in what form and when an FTT would be implemented, if at all. Prospective holders of the Class A Shares are advised to monitor future developments closely and to seek their own professional advice in relation to the FTT.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 24,507,947 Class A Shares issuable upon the exercise of the Warrants.

We are also registering the possible resale from time to time by the selling securityholders of, as applicable, (a) up to 49,015,894 Class A Shares (including 24,507,947 Class A Shares issuable upon exercise of the Warrants) and (b) Warrants to purchase 24,507,947 Class A Shares. We are also registering any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions. All of the Class A Shares and Warrants offered by the selling securityholders pursuant to this prospectus will be sold by the respective selling securityholder for its account. We will not receive any proceeds from the sale of the Class A Shares (including the Class A Shares issuable upon exercise of the Warrants) or the Warrants by the selling securityholders or the issuance of Class A Shares by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants. See “Use of Proceeds.”

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to our then current market price or in negotiated transactions. The selling securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in the Securities Purchase Agreements between the Company and the selling securityholders, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•	through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of a selling securityholder;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise;

•	by pledge to secured debt and other obligations;

•	delayed delivery arrangement;

•	to or through underwriters or broker-dealers;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices;

•	at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, the selling securityholders may elect to make a pro rata in-kind distribution of securities to their respective members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus or prospectus supplement with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if it deems the purchase price to be unsatisfactory at any particular time.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee or other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by a selling securityholder, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the name of the applicable selling securityholder;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the applicable selling securityholder.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

The selling securityholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock and may use securities received from the selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, the selling securityholders may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any broker-dealer or agent regarding the sale of the securities by a selling securityholder. Upon our notification by the selling securityholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

Pursuant to the Securities Purchase Agreements, we have agreed to indemnify the applicable selling securityholder against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law.

We have agreed pursuant to the Securities Purchase Agreements to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective with respect to the applicable selling securityholder until the earlier of the following: (i) such selling securityholder ceases to hold any securities covered by this prospectus and (ii) the date all securities covered by this prospectus held by such selling securityholder may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions that may be applicable to affiliates under Rule 144 and without the requirement for us to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable).

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses that are expected to be incurred by us in connection with the securities being registered hereby and the offer and sale of the Class A Shares (including the Class A Shares issuable upon exercise of the Warrants) and the Warrants by the selling securityholders. With the exception of the SEC registration fee, all amounts are estimates.

Amount
SEC registration fee		$8,537.01
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

LEGAL MATTERS

The validity of the Class A Shares (including the Class A Shares issuable upon exercise of the Warrants) and the Warrants being offered by this prospectus has been passed upon for us by Freshfields Bruckhaus Deringer LLP.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2023 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft is a member of the Chamber of Public Accountants (Wirtschaftsprüferkammer), Berlin, Germany. The current address of PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft is Bernhard-Wicki-Straße 8, 80636 Munich, Germany.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal and selling shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We maintain a corporate website at www.lilium.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely for informational purposes.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or furnish to them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents filed with the SEC in the future under Sections 13(a), 13(c) and 15(d) of the Exchange Act until the offerings made under this prospectus are completed:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on March 15, 2024;

•	any future filings on Form 20-F made with the SEC under the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the securities offered by this prospectus supplement;

•	the description of the securities contained in our registration statement on Form 8-A filed on August 11, 2021 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description;

•	our Reports on Form 6-K, furnished to the SEC on January 5, 2024, February 21, 2024 (except for the press release attached as Exhibit 99.1 thereto), February 23, 2024 (except for the press release attached as Exhibit 99.1 thereto), February 27, 2024 (except for the press release attached as Exhibit 99.1 thereto), March 25, 2024, May 3, 2024, May 16, 2024, May 29, 2024, as amended (except for the press release attached as Exhibit 99.1 thereto), May 31, 2024 (except for Exhibit 99.1 attached thereto) and June 11, 2024;

•	the first paragraphs of the Explanatory Notes of our Reports on Form 6-K, furnished to the SEC on May 6, 2024 and May 15, 2024;

•	the first and second paragraphs of the Explanatory Note of our Report on Form 6-K, furnished to the SEC on May 13, 2024;

•	the first and second paragraphs under the sub-heading “Launch of Capital Raise” of our Report on Form 6-K, furnished to the SEC on May 23, 2024;

•	the first three paragraphs of the Explanatory Note of our Report on Form 6-K and Exhibit 99.1 attached thereto, furnished to the SEC on May 24, 2024; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are, or selected portions of which are, identified in such reports as being incorporated by reference in this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus other than exhibits that are not specifically incorporated by reference into those documents. You can request those documents from:

Roger Franks
c/o Lilium Aviation Inc.
2385 N.W. Executive Center Drive, Suite 300
Boca Raton, Florida 33431
Telephone: 561-526-8460

We have not authorized and the selling securityholders have not authorized any other person to provide you with any information other than the information contained in this prospectus and the documents incorporated by reference herein. We do not and the selling securityholders do not take responsibility for, or provide any assurance as to the reliability of, any different or additional information. We are not and the selling securityholders are not making an offer to sell any securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus and the documents incorporated by reference herein are accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

LILIUM N.V.

PROSPECTUS

June 25, 2024